UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended December 31, 2023

RealtyMogul Income REIT, LLC

(Exact name of issuer as specified in its charter)

Commission File Number: 024-10840

Delaware	32-0487554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10573 W Pico Blvd., PMB #603 Los Angeles, CA	90064
(Full mailing address of principal executive offices)	(Zip code)

(877) 781-7153

(Issuer’s telephone number, including area code)

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (this “Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to effectively deploy the proceeds raised in our offering of common shares pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (“Securities Act”);

●

our ability to attract and retain members to the Realty Mogul Platform, the online investment platform through which prospective investors can invest in real estate programs sponsored by Realty Mogul, Co., including ours;

●	risks associated with breaches of our data security;

●

public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, COVID-19 and variants thereof;

●	changes in economic conditions generally and the real estate and securities markets specifically;

●	expected rates of return provided to investors;

●	the ability of our Manager (as defined below) or its affiliates to source, originate and service our loans and other assets, and the quality and performance of these assets;

●	the ability of our Manager to hire and retain competent individuals who will provide services to us and appropriately staff our operations;

●

legislative or regulatory changes impacting our business or our assets (including changes to the laws and regulations governing the taxation of real estate investment trusts (“REITs”) and U.S. Securities and Exchange Commission (“SEC”) guidance related to Regulation A promulgated under the Securities Act or the Jumpstart Our Business Startups Act of 2012);

●

changes in business conditions and the market value of our assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

●	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by Realty Mogul, Co.;

●

our ability to access sources of liquidity when we have the need to fund repurchases of common shares in excess of the proceeds from the sales of our common shares in our continuous offering and the consequential risk that we may not have the resources to satisfy share repurchase requests;

●	our failure to maintain our status as a REIT for U.S. federal income tax purposes;

●

our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act of 1940, as amended (the “Investment Company Act”), and other laws; and

●	changes to U.S. generally accepted accounting principles (“GAAP”).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

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Item 1. Business

The Company

RealtyMogul Income REIT, LLC is a Delaware limited liability company formed on March 2, 2016 to invest in and manage a diversified portfolio of investments in commercial real estate loan and equity assets, including, without limitation, senior debt, mezzanine debt, junior debt participation, equity interests, including joint ventures and limited partnerships, preferred equity, and other real estate-related assets. The use of the terms “RM Income REIT,” the “Company,” “we,” “us” or “our” in this Annual Report refer to RealtyMogul Income REIT, LLC, unless the context indicates otherwise. We have elected to be taxed, and currently qualify, as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2016.

We are externally managed by RM Adviser, LLC (our “Manager”), which is an affiliate of our sponsor, RM Sponsor, LLC (our “Sponsor”). Our Manager and our Sponsor are each wholly-owned subsidiaries of Realty Mogul, Co. Our Manager manages our day-to-day operations. Our Manager makes all decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations set forth in our second amended and restated limited liability company agreement, as amended (our “LLC Agreement”). Our Manager also provides asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our capital. Our Manager relies on certain employees of Realty Mogul, Co. who provide certain services to our Manager pursuant to a shared services agreement between our Manager and Realty Mogul, Co. All our common shares are distributed to the public exclusively through an online investment platform we refer to as the Realty Mogul Platform (www.realtymogul.com). The Realty Mogul Platform is operated by our affiliate, RM Technologies, LLC, which is a wholly-owned subsidiary of Realty Mogul, Co. and an affiliate of both our Sponsor and Manager. We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us.

On August 12, 2016, our initial offering of common shares, which represent limited liability company interests in our Company (the “Initial Offering”), was qualified by the SEC, and we commenced operations on August 15, 2016. Pursuant to the Initial Offering, we offered up to $50,000,000 in our common shares, including shares sold pursuant to our distribution reinvestment plan. On May 7, 2019, we commenced our follow-on offering (the “Follow-on Offering”) and terminated our Initial Offering. On May 13, 2022, we commenced our second follow-on offering (the “Second Follow-on Offering” and, together with the Initial Offering and the Follow-on Offering, the “Offering”) and terminated our Follow-on Offering. We are continuing to offer in the Second Follow-on Offering up to $55,588,775 in our common shares, including shares sold pursuant to our distribution reinvestment plan, which represents the value of the shares available to be offered as of May 1, 2023 out of the rolling 12-month maximum offering amount of $75,000,000 in our common shares.

As of December 31, 2023, we had raised total aggregate gross offering proceeds of approximately $139,203,000 and had issued approximately 13,587,000 common shares in the Offering. We expect to continue to offer common shares in the Second Follow-on Offering until the earlier of (i) May 13, 2025, which is three years from the qualification date of the Second Follow-on Offering, or (ii) the date on which the maximum amount has been raised, unless terminated by our Manager at an earlier time. See Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Offering Results” for more information concerning the current status of the Offering.

We have used, and intend to continue using, substantially all of the net proceeds from the Offering to invest in and manage a diversified portfolio of investments in commercial real estate loan and equity assets, including, without limitation, senior debt, mezzanine debt, junior debt participation, equity interests, including joint ventures and limited partnerships, preferred equity, and other real estate-related assets. As of December 31, 2023, our debt and debt-related investment portfolio was comprised of approximately $3,325,000 of preferred equity investments in other real estate holding entities that, in the opinion of our Manager, meet our investment objectives. As of December 31, 2023, our portfolio was also comprised of approximately $316,157,000 of commercial real estate investments at original cost that, in the opinion of our Manager, meet our investment objectives. We plan to continue to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of real estate assets that provide an attractive and stable return to our shareholders.

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Investment Strategy

Our investment strategy involves investing in assets with varying levels of risk, based in part on where such investments fall in the “capital stack” of real estate transactions.

We have used, and intend to continue using, substantially all of the proceeds of the Offering to invest in and manage a diversified portfolio of investments in commercial real estate loan and equity assets, including, without limitation, senior debt, mezzanine debt, junior debt participation, equity interests, including joint ventures and limited partnerships, preferred equity, and other real estate-related assets. We intend to hold: (1) at least 55% of the total value of our assets in direct interests in real estate that meet certain criteria outlined by the staff of the SEC as well as commercial mortgage-related instruments in commercial real estate projects, such as senior mortgage loans, subordinated mortgage loans, mezzanine debt and participations (also referred to as B-Notes); and (2) at least 80% of the total value of our assets in the types of assets described above, plus in “real estate-related assets” that are related to one or more underlying commercial real estate projects. These real estate-related assets may include assets, such as equity or preferred equity interests in companies whose primary business is to own and operate one or more specified commercial real estate projects, debt securities whose payments are tied to a pool of commercial real estate projects (such as commercial mortgage-backed securities (“CMBS”), collateralized debt obligations (“CDOs”) and REIT senior unsecured debt), interests in publicly traded REITs, and other commercial real estate-related assets.

We seek to maintain a portfolio of investments that generate a low volatility income stream of attractive and consistent cash distributions. We also seek to emphasize the payment of current returns to shareholders and preservation of invested capital. We also intend to diversify our portfolio by investing in and managing commercial real estate assets, including loans, debt, equity in commercial real estate ventures, private equity, and other real estate-related assets, subject to certain limitations related to our qualification as a REIT and to maintaining our exclusion under the Investment Company Act. Our focus on investing in equity instruments is to seek investments that will produce returns to shareholders through rental income and capital appreciation. The investment objective for the Company is to achieve attractive, risk-adjusted returns that exceed alternative real estate investment offerings.

Our Manager, or its affiliates, structures, underwrites and originates many of the investments that we make as we believe that this provides for the best opportunity to control our borrower and partner relationships and optimize the terms of our investments. The underwriting process involves comprehensive financial, structural, operational and legal due diligence of our borrowers and partners in order to optimize pricing and structuring and mitigate risk. We believe the current and future market environment provides a wide range of opportunities to generate compelling investments with strong risk-return profiles for our shareholders.

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Investment Objectives

Our primary investment objectives are to (i) pay attractive and consistent cash distributions on a monthly basis to shareholders, (ii) create a portfolio of diversified commercial real estate investments and (iii) preserve, protect, increase and return shareholders’ capital contributions.

Competition

There are numerous REITs and other public and private entities with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, size of investments offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume for our investment portfolio could be negatively impacted. Our competitors also may be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is significant competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our Offering Circular dated May 24, 2023, as supplemented (the “Offering Circular”), which may be accessed on the SEC’s EDGAR (Electronic Data Gathering, Analysis, and Retrieval) system and may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares. As of the date of this Annual Report, there were no material changes to the risk factors previously disclosed in the Offering Circular.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

RM Income REIT is a Delaware limited liability company formed on March 2, 2016 to invest in and manage a diversified portfolio of investments in commercial real estate loan and equity assets, including, without limitation, senior debt, mezzanine debt, junior debt participation, equity interests, including joint ventures and limited partnerships, preferred equity, and other real estate-related assets. See Item 1. “Business – The Company” for more information regarding the Company.

Offering Results

We are continuing to offer in the Second Follow-on Offering up to $55,588,775 in our common shares, including shares sold pursuant to our distribution reinvestment plan, which represents the value of the shares available to be offered as of May 1, 2023 out of the rolling 12-month maximum offering amount of $75,000,000 in our common shares. As of December 31, 2023, we had raised total aggregate gross offering proceeds of approximately $139,202,000 and had issued approximately 13,587,000 common shares in the Offering, purchased by approximately 7,600 unique investors.

We expect to continue to offer common shares in the Second Follow-on Offering until the earlier of (i) May 13, 2025, which is three years from the qualification date of the Second Follow-on Offering, or (ii) the date on which the maximum amount has been raised, unless terminated by our Manager at an earlier time. Our offering price per share equals our most recently announced net asset value (“NAV”) per share and will be adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter). In addition, the price per share pursuant to our distribution reinvestment plan equals our most recently announced NAV per share and any repurchases of shares made pursuant to our share repurchase program are made at the most recently announced NAV per share (less any applicable discounts, as set forth in the Offering Circular).

The following table summarizes our NAV per share for the periods indicated below:

Valuation Date	Period Commencing	Period Ending	NAV per share
9/30/2022	10/21/2022	1/12/2023	$11.00
12/31/2022	1/13/2023	5/11/2023	$10.73
3/31/2023	5/12/2023	8/13/2023	$10.52
6/30/2023	8/14/2023	11/13/2023	$10.28
9/30/2023	11/14/2023	1/23/2024	$10.30
12/31/2023	1/24/2024	—	$10.05

Our Investments

The following describes our investment activity for the year ended December 31, 2023. See the section entitled “Recent Developments” below for a discussion of acquisition activity subsequent to December 31, 2023.

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Real Estate Investments as of December 31, 2023

The following table sets forth information regarding our portfolio of real estate investments as of December 31, 2023:

Asset	Location	Acquisition Date	Property Type	Investment Type	Original Principal Acquired or Capital Contributed	Balance as of December 31, 2023	Interest Rate as of December 31, 2023	Overview (253G2)
Texas Retail Portfolio	Multiple Locations, TX	7/18/17	Retail	Preferred Equity	$3,325,000	$3,325,000	14.00%	SEC Edgar Link
La Privada Apartments	El Paso, TX	5/31/19	Multifamily	Joint Venture	4,748,228	4,748,228	N/A	SEC Edgar Link
The Hamptons Apartments	Virginia Beach, VA	10/9/19	Multifamily	Joint Venture	9,177,966	9,977,966	N/A	SEC Edgar Link
Columbus Office Portfolio	Columbus, OH	11/5/19	Office	Joint Venture	7,000,000	7,000,000	N/A	SEC Edgar Link
Pohlig Box Factory & Superior Warehouse	Richmond, VA	2/19/20	Multifamily	Joint Venture	17,073,843	7,574,307	N/A	SEC Edgar Link
Lubbock Medical Office Building	Lubbock, TX	6/26/20	Medical Office	Joint Venture	2,926,477	2,926,477	N/A	SEC Edgar Link
Turtle Creek Apartments	Fenton, MO	1/28/21	Multifamily	Joint Venture	6,000,000	6,000,000	N/A	SEC Edgar Link
King’s Landing(1)	Creve Coeur, MO	7/28/21	Multifamily	Joint Venture	8,000,000	8,291,566	N/A	SEC Edgar Link
Minnehaha Meadows	Vancouver, WA	9/20/21	Multifamily	Joint Venture	3,355,018	3,355,018	N/A	SEC Edgar Link
Roosevelt Commons	Vancouver, WA	9/20/21	Multifamily	Joint Venture	3,209,112	3,209,112	N/A	SEC Edgar Link
Bentley Apartments	Grove City, OH	10/13/21	Multifamily	Joint Venture	8,000,000	8,000,000	N/A	SEC Edgar Link
Haverford Place	Georgetown, KY	2/2/22	Multifamily	Joint Venture	9,000,000	9,000,000	N/A	SEC Edgar Link
Edison Apartments	Gresham, OR	3/30/22	Multifamily	Joint Venture	5,500,000	5,500,000	N/A	SEC Edgar Link
Columbia Square	Cincinnati, OH	8/23/22	Mixed-Use	Joint Venture	4,000,000	4,000,000	N/A	SEC Edgar Link
Acropolis	Beavercreek, OH	6/9/23	Office	Joint Venture	7,700,000	7,700,000	N/A	SEC Edgar Link
Total					$99,015,644	$90,607,374

(1)	On June 16, 2023, we made a member loan to the joint venture entity in the amount of $291,566, which is reflected in the “Balance as of December 31, 2023” column in the table above.

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2023 Investments in United States Treasury Bills

During 2023, we acquired eight investments in United States treasury bills (“U.S. T-bills”) at a cost of $35,447,000 and six U.S. T-bills matured for gross total proceeds of $25,718,000, of which $270,000 is recognized as interest income, reported in the accompanying consolidated statements of operations in Item 7. “Financial Statements” below.

2023 Acquisitions of Real Estate Investments

On June 9, 2023, we acquired a $7,700,000 joint-venture limited partnership equity investment (the “Acropolis Equity Investment”) in a special purpose entity in connection with the acquisition of a seven-building office portfolio built between 1999-2004 in Beavercreek, Ohio, a suburb of Dayton, Ohio (the “Acropolis Property”). In connection with the Acropolis Equity Investment, the special purpose entity assumed a loan from an unaffiliated lender in the amount of $12,559,964 and entered into a supplemental loan with the same unaffiliated lender in the amount of $6,774,363 (the “Acropolis Loan”). The Acropolis Loan matures in September 2045 and has a blended fixed interest rate of 4.67% and is amortizing.

In connection with the Acropolis Equity Investment, the special purpose entity has paid or will pay our Manager the following fees: (i) a fee on behalf of the Company in amount equal to 1.00% of the total purchase price of the Acropolis Property; and (ii) a disposition fee on behalf of the Company in an amount equal to 1.00% of the gross sale price of the Acropolis Property to be paid upon the sale of the Acropolis Property.

Distributions

Our Manager has authorized and we have paid, and we expect that our Manager will continue to authorize and we will continue to pay, distributions monthly in arrears. Shareholders who are record holders with respect to declared distributions will be entitled to such distributions until such time as the shareholders have had their shares repurchased by us. Although our goal is to fund the payment of distributions solely from cash flow from operations, we have paid, and may continue to pay, distributions from other sources, including the net proceeds of the Offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources.

On September 27, 2016, our Manager authorized our first distribution to shareholders of record as of the close of business on September 30, 2016. Our Manager has authorized monthly distributions thereafter. From September 27, 2016 through December 31, 2018, our Manager authorized distributions to shareholders of record as of the close of business on the last day of each month. Beginning on January 1, 2019, our distributions are calculated on a daily basis. Distributions made or authorized in 2023 are shown in the table below. See the section entitled “Recent Developments” below for a discussion of the distributions we have authorized subsequent to December 31, 2023.

Distribution Period for Daily Record Dates	Date of Authorization	Payment Date (1)	Cash Distribution Amount Per Common Share	Annualized Yield
12/1/2022 – 12/31/2022	10/31/2022	1/15/2023	$0.0018	6.0	%(1)
1/1/2023 – 1/12/2023	12/31/2022	2/15/2023	$0.0018	6.0	%(1)
1/13/2023 – 1/31/2023	12/31/2022	2/15/2023	$0.0018	6.1	%(2)
2/1/2023 – 2/28/2023	12/31/2022	3/15/2023	$0.0018	6.0	%(2)
3/1/2023 – 3/31/2023	2/28/2023	4/15/2023	$0.0018	6.0	%(2)
4/1/2023 – 4/30/2023	2/28/2023	5/15/2023	$0.0018	6.0	%(2)
5/1/2023 – 5/11/2023	5/1/2023	6/15/2023	$0.0018	6.0	%(2)
5/12/2023 – 5/31/2023	5/1/2023	6/15/2023	$0.0018	6.1	%(3)
6/1/2023 – 6/30/2023	5/1/2023	7/15/2023	$0.0017	6.0	%(3)
7/1/2023 – 7/31/2023	6/12/2023	8/15/2023	$0.0017	6.0	%(3)
8/1/2023 – 8/13/2023	6/12/2023	9/15/2023	$0.0017	6.0	%(3)
8/14/2023 – 8/31/2023	6/12/2023	9/15/2023	$0.0017	6.1	%(4)
9/1/2023 – 9/30/2023	8/31/2023	10/15/2023	$0.0017	6.0	%(4)
10/1/2023 – 10/31/2023	8/31/2023	11/15/2023	$0.0017	6.0	%(4)
11/1/2023 – 11/30/2023	10/24/2023	12/15/2023	$0.0017	6.0	%(5)
12/1/2023 – 12/31/2023	10/24/2023	1/15/2024	$0.0017	6.0	%(5)

(1)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $11.00 NAV per share.
(2)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $10.73 NAV per share.
(3)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $10.52 NAV per share.
(4)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $10.28 NAV per share.
(5)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $10.30 NAV per share.

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For the year ended December 31, 2023, we paid distributions of approximately $7,326,000, including shares issued pursuant to our distribution reinvestment plan. For the year ended December 31, 2022, we paid distributions of approximately $6,881,000, including shares issued pursuant to our distribution reinvestment plan.

Share Repurchase Program

We have adopted a share repurchase program designed to provide our shareholders with limited liquidity on a quarterly basis for their investment in our shares. Our Manager may, in its sole discretion, amend, suspend or terminate the share repurchase program at any time and for any reason, including (i) to protect our operations and our remaining shareholders, (ii) to prevent an undue burden on our liquidity, (iii) to preserve our status as a REIT and (iv) following any material decrease in our NAV.

During the year ended December 31, 2023, we repurchased 546,700 common shares for a total of approximately $5,626,000. During the year ended December 31, 2022, we repurchased 467,479 common shares for a total of approximately $5,102,000. A valid repurchase request is one that complies with the applicable requirements and guidelines of our current share repurchase program.

Sources of Operating Revenue and Cash Flow

Our revenue is generated from interest and preferred return income on our real estate debt investments, which we receive monthly in arrears from rental income and tenant reimbursements and other revenue from our real estate investments and from sales of our real estate investments.

Profitability and Performance Metrics

We calculate funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to evaluate the profitability and performance of our business. See “– Non-GAAP Financial Measures” below for a description of these metrics. Our investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments we have made to date have been in domestic commercial real estate assets with similar economic characteristics, and we evaluate the performance of all of our investments using similar criteria.

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As of December 31, 2023, none of our debt related investments were considered impaired, and no impairment charges were recorded in the financial statements. We had invested in 23 debt and debt-like investments as of December 31, 2023, with 22 of those investments paying off in full since inception totaling over $55,000,000. The following table describes our debt related investment activity for the year ended December 31, 2023:

Investments in Debt(1)	Amount (in thousands)
Balance as of December 31, 2022	$3,325
Investments	-
Principal repayments	-
Amortization of deferred fees, costs and discounts/premiums	-
Balance as of December 31, 2023	$3,325

(1)	Investments include one preferred equity investment with a carrying balance of approximately $3,325,000.

As of April 2024, we have 16 commercial real estate investments, including 15 joint venture equity investments and one preferred equity investment, with the underlying real estate spread across seven states. Of the 23 debt or debt-like investments that we have originated since inception, 22 have paid off in full. Moreover, 10 debt or debt-like investments have paid off since the outbreak of the COVID-19 pandemic, including five office assets, three retail assets and two multifamily assets. We have structured our current portfolio with significant concentrations in multifamily communities and office properties with strong tenancy, which we believe are economically resilient asset types.

Market Outlook and Recent Trends

To date, RM Income REIT has focused on multifamily, retail and office properties that can generate monthly cash distributions to investors. We do this by targeting stabilized assets, meaning those with historically high occupancy and consistent projected cash flow. Currently, over 70% of RM Income REIT’s assets are multifamily assets. We have invested in multifamily assets due to what we believe to be increased stability compared to other asset classes. As we see lower relative cash yields for multifamily investments, we have also diversified RM Income REIT’s portfolio with office and retail investments, which we believe typically yield a higher cash profile, to support our distribution target. In terms of asset geography, the majority of our investments are in the Midwest and mid-Atlantic. We favor these markets because we believe they are stable and established and not heavily reliant on significant growth to justify real estate prices. Generally, we have found expected cash yields to be higher in these markets.

More generally, we believe that the multifamily asset class produces one of the best risk-adjusted returns in real estate. First, we believe the United States currently has a housing supply shortage, which we believe has been exacerbated by current mortgage holders, 60% of which have loans with interest rates below 4%. With record home prices, higher interest rates on 30-year fixed rate mortgages relative to the last two decades and the basic need for housing, we believe there is strong short-term downside protection for this asset class. We also believe this asset class also has built in inflation protection as rents can be reset on an annual basis.

Interest rates continued to increase throughout much of 2023, which we believe made it challenging to find good value in the stabilized assets that we target. Since January 2022, short- and long-term interest rates have increased significantly, with the Federal Funds Rate increasing over 5% and the 10-year U.S. Treasury increasing by almost 3%. We believe that cap rates and interest rates are positively correlated. As a result, as interest rates increased over the past two years, cap rates increased across four of the five major asset classes, which we believe is due to a buyer’s need to compensate oneself for the decreased cash flow caused by the higher interest rates.

As it relates to RM Income REIT, we saw similar trends in our NAV per share. Changes to our NAV per share are primarily driven by the value of the real estate in our portfolio. For Q4 2023, NAV per share decreased from $10.30 to $10.05, reflecting a 0.9% decrease quarter over quarter. The Q4 distributions reflected an approximately 6.00% annual distribution rate based on a $10.30 NAV per share. The NAV per share calculation as of December 31, 2023 reflects the total value of RM Income REIT’s assets minus the total value of our liabilities, divided by the number of shares outstanding as of December 31, 2023. Since RM Income REIT’s NAV per share peak in June 2022, we have seen a decrease in NAV per share by 6.3%, which we believe was caused, in part, by cap rate increases having a downward impact on real estate prices.

Although values are down year-over-year, we believe the underlying property fundamentals in RM Income REIT’s portfolio remain strong. As of 4Q23, occupancy for the underlying properties in the portfolio has averaged 92%, and rent collection has averaged 95%. Moreover, for YTD 2022 versus YTD 2023, the underlying properties in the portfolio have averaged net operating income increases of 2.6%, and we have maintained our distributions for 88 consecutive months. Lastly, we have targeted long-term, fixed-rate financing for the majority of our assets, and the weighted average interest rate on the property-level mortgages for RM Income REIT sits at 3.95% as of 4Q23.

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In 2023, we were highly selective and made only one real estate investment. Acropolis Office Park, located outside of Dayton, was a joint venture with a Cincinnati-based sponsor who specializes in the retail and office sectors. We liked this investment because it came with assumable debt with a below-market interest rate and a maturity date of September 2045, which we believe gives us time to implement the business plan prior to loan maturity. We also liked the tenant base, which we felt represented work-from-home resistant uses. The tenant base is composed of mostly defense contractors who support Wright Patterson Air Force Base, one of the largest air force bases in the country. Many of the tenants have a SCIF, or secured compartmentalized information facility, an ultra-secure area where government officials and contractors review highly classified information. These areas are built with special requirements – walls are reinforced with steel plates and expanded metal, and all doors, windows, walls, floors, vents, and ducts are required to be protected by sound-masking devices to prevent disclosure of conversations. These areas are expensive to build and have specific targeted uses, which we believe may have a positive impact on tenant retention as well as attractiveness to future tenants with SCIF requirements. In terms of occupancy, the property was highly leased at 96% upon acquisition.

Lastly, in 2023, with a portion of the outstanding cash in RM Income REIT, we invested in short-term U.S. T-bills, which yielded approximately 4.9% on a blended basis. For comparison, from March 2020 to January 2022, 3-month T-bills yielded less than 1%. We felt this was a good investment at this time while we continued to search for other real estate asset acquisitions.

We believe interest rates are one of the largest drivers of commercial real estate activity given that real estate acquisitions are typically financed, in part, with debt capital. In September 2023, the Fed paused interest rate hikes of the Federal Funds Rate, the overnight rate set by the Fed at which banks borrow and lend their reserves to one another overnight. Similarly, the Fed has indicated that it will begin to explore interest rate decreases, the timing of which, however, remains unclear. We believe any decreases to interest rates would generally have a positive impact on real estate values.

Simultaneous with increases to short- and long-term interest rates over the past two years, property values are off between 7% and 35% from their March 2022 peaks according to Green Street’s Commercial Property Price Index (CPPI). We see this as a potential buying opportunity for 2024.

We want to prudently manage our cash positions and reserves throughout 2024. While the macro climate is looking better, we want to proceed cautiously. We want to protect the REIT by keeping some cash invested in our money market account or U.S. treasuries. As of year-end 2023, approximately 19% of RM Income REIT’s unconsolidated assets were in cash and liquid securities. As we proceed in 2024, we want to strike a balance between being prudent with our cash position while also taking advantage of the buying opportunities that we believe will arise in the market.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgement in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience, the experience of our Manager’s affiliates and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

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Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual events and results could differ from those assumptions and estimates.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents, has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and have sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2023 and 2022, the Company held investments in 14 and 13 entities, respectively, which were evaluated under the VOE model and are consolidated because the Company is able to exercise substantial kick-out rights and substantive participation rights.

Commercial Real Estate Debt Investments

Our commercial real estate debt investments are generally classified as held to maturity as we have both the intent and the ability to hold these investments to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments, reduced by an allowance for credit losses. We review our debt related investments on a monthly basis, or more frequently when such an evaluation is needed, to determine if an impairment exists. We recognize an allowance for credit losses for financial assets carried at amortized cost and other qualifying receivables to present the net amount expected to be collected as of the consolidated balance sheet date using the probability of default/loss given default method using historical losses adjusted for current conditions and reasonable and supportable forecasts. Such allowance is based on the credit losses expected to arise over the life of the asset (contractual term) which includes consideration of prepayments and based on our expectations as of the consolidated balance sheet date. Assets are written off when we determine that such financial assets are deemed uncollectible or based on regulatory requirements, whichever is earlier. Write-offs are recognized as a deduction from the allowance for credit losses. Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the consolidated balance sheet date. We elected to use the practical expedient for collateral dependent receivables as estimates for the recovery of debt investments is based on collateral value.

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We have certain investments that are legally structured as equity investments with rights to receive preferred economic returns. We report these investments as real estate debt securities when the common equity holders have a contractual obligation to redeem our preferred equity interest at a specified date.

As of December 31, 2023 and 2022, none of our debt related investments were considered impaired, and no impairment charges were recorded in the consolidated financial statements. We believe the fair value of the debt investments approximates the carrying value of the debt investments as of December 31, 2023 and 2022. We had invested in 23 debt and debt-like investments, with 22 of those investments paying off in full, since inception as of December 31, 2023.

Purchase Accounting for Acquisition of Real Estate

The Company adopted the provisions of Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The purchase consideration includes cash paid, the fair value of equity or other assets issued, and the fair value of any assumed debt. We assess the fair value of assumed debt based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy. The difference between the fair value and the stated principal of assumed debt is amortized using the effective interest method basis over the terms of the respective debt obligation.

The fair value of the purchase consideration is then allocated based on the relative fair value of the assets including land, buildings, site improvements and intangible assets including in-place leases at the acquisition date. We estimate the fair value of the assets using market-based, cost-based and income-based valuation techniques.

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Fair Value Option

Accounting Standards Codification (“ASC”) 825, Fair Value Option for Financial Assets and Financial Liabilities (“ASC 825”), provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument by instrument basis at initial recognition. We have decided not to make this election.

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Revenue Recognition

Interest income is recognized on an accrual basis and any related premium, discount or origination costs and fees are amortized over the life of the investment using the effective interest method. Interest income is recognized on mezzanine loans classified as held to maturity and investments in preferred equity that are accounted for using the cost method if the terms of the equity investment include terms that are similar to interest on a debt instrument. As of December 31, 2023 and 2022, no amortization of premium, discount or origination costs or fees has been recognized.

Rental income is recognized as rentals become due on a straight-line basis over the term of the lease when there are rent abatements or scheduled changes to contractual base rent. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases. For certain properties, in addition to contractual base rent, the tenants pay their share of taxes, insurance, common area maintenance and utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor.

Tenant fees, such as application fees, administrative fees, late fees and other revenues from tenants are recorded when amounts become due.

Results of Operations

Operating Income and Net Loss

The years ended December 31, 2023 and 2022 resulted in net loss attributable to RM Income REIT of approximately $(6,043,000) and $(2,937,000), respectively. This change was primarily a result of an increase in interest expense of approximately $1,301,000 for the year ended December 31, 2023 as compared to the year ended December 31, 2022, and changes in the fair values of interest rate swaps and caps, partially offset by an increase in operating income in 2023. Operating income was approximately $2,643,000 for the year ended December 31, 2023, compared to approximately $2,001,000 for the year ended December 31, 2022.

Rental Income, net

For the years ended December 31, 2023 and 2022, we earned net rental income of approximately $30,257,000 and $25,107,000, respectively. This increase was principally due to rental income from new controlling equity investments in commercial real estate as well as increased net rental income from our existing controlling interest equity investments.

Interest and Preferred Return Income

For the years ended December 31, 2023 and 2022, we earned interest and preferred return income of approximately $1,246,000 and $716,000, respectively. This increase was primarily due to interest earned on cash invested in U.S. T-Bills and in our money market account of approximately $774,000 for the year ended December 31, 2023 as compared to approximately $244,000 for the year ended December 31, 2022.

Other Revenue

For the years ended December 31, 2023 and 2022, we earned other revenue of approximately $1,429,000 and $1,433,000, respectively, which consisted of tenant fee revenue and parking income.

Expenses

Interest Expense

For the years ended December 31, 2023 and 2022, we incurred interest expense of approximately $9,202,000 and $7,901,000, respectively. This increase was primarily due to interest expense from new controlling equity investments in commercial real estate and increased interest expenses due to increased loan balances for the year ended December 31, 2023 as compared to the year ended December 31, 2022.

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Asset Management Fees

For the years ended December 31, 2023 and 2022, we incurred fees of approximately $1,580,000 and $1,488,000, respectively. This increase was due to an increase in the Company’s NAV and an increase in the revenue on which property-level asset management fees are based.

Depreciation and Amortization

For the years ended December 31, 2023 and 2022, we incurred depreciation and amortization expenses of approximately $11,620,000 and $9,873,000, respectively. This increase was due to new controlling equity investments in commercial real estate for the year ended December 31, 2023 as compared to the year ended December 31, 2022.

Real Estate Operating Expenses

For the years ended December 31, 2023 and 2022, we incurred real estate operating expenses of approximately $14,693,000 and $11,807,000, respectively. This increase was due to new controlling equity investments in commercial real estate for the year ended December 31, 2023 as compared to the year ended December 31, 2022 and increases in real estate operating expenses in our existing portfolio.

General and Administrative Expenses

For the years ended December 31, 2023 and 2022, we incurred general and administrative expenses of approximately $2,379,000 and $2,064,000, respectively. This increase was due to new controlling equity investments in commercial real estate for the year ended December 31, 2023 as compared to the year ended December 31, 2022 and increases in general and administrative expenses in our existing portfolio.

Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources may include net proceeds from the Offering, cash flow from operations and borrowings under credit facilities.

We currently obtain the capital required to invest in and manage a diversified portfolio of investments in commercial real estate loan and equity assets and conduct our operations from the proceeds of the Offering and from any undistributed funds from our operations. As of December 31, 2023 and December 31, 2022, we had cash and cash equivalents of approximately $14,665,000 and $17,344,000, respectively, and $12,477,000 and $17,505,000, respectively, invested in marketable securities that provide returns on investment and are liquid, which provides flexibility for future investments. We anticipate that proceeds from the Offering and cash flow from operations will provide sufficient liquidity to meet future funding commitments as well as our operational costs for at least one year from the date the financial statements are available to be issued.

As of December 31, 2023, we had outstanding borrowings of approximately $222,962,000, net of deferred financing costs, from our consolidated investments. As of December 31, 2022, we had outstanding borrowings of $202,166,000, net of deferred financing costs, from our consolidated investments.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Manager. During our organization and offering stage, these payments include payments for reimbursement of certain organization and offering expenses. Assuming we raise the maximum offering amount in the Second Follow-on Offering, our organization and offering expenses are expected to be approximately 3% of gross offering proceeds. If the Second Follow-on Offering is not successfully completed, we will not be obligated to pay the remaining offering and organizational costs owed to our Manager. In addition, we reimburse our Manager for out-of-pocket expenses incurred on our behalf, including license fees, auditing fees, fees associated with SEC reporting requirements, insurance costs, tax return preparation fees, taxes and filing fees, administration fees and third-party costs associated with the aforementioned expenses.

Borrowers and real estate sponsors may make payments to our Sponsor or its affiliates in connection with the selection and origination or purchase of investments. We pay our Manager a monthly asset management fee equal to an annualized rate of 1.00% payable in arrears, which will be based on the total equity value. For purposes of this fee, total equity value equals (a) our then-current NAV per share, multiplied by (b) the number of our common shares then outstanding.

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Cash Flow

The following presents our cash flows for the years ended December 31, 2023 and 2022 (in thousands):

Cash provided by (used in)	For the Year ended December 31, 2023	For the Year ended December 31, 2022
Operating Activities:	$7,786	$5,824
Investing Activities:	(18,139)	(80,753)
Financing Activities:	10,223	64,738
Net decrease in cash and cash equivalents and restricted cash	(130)	(10,191)
Cash and cash equivalents and restricted cash, beginning of year	21,608	31,799
Cash and cash equivalents and restricted cash, end of year	$21,478	$21,608

Net cash provided by operating activities was approximately $7,786,000 and $5,824,000 for the years ended December 31, 2023 and 2022, respectively, and related principally to rental income and interest income generated from our investments.

Net cash used in investing activities was approximately $18,139,000 and $80,753,000 for the years ended December 31, 2023 and 2022, respectively, and related principally to the acquisition of new real estate investments, the purchase of marketable securities, improvements to existing real estate investments, proceeds from repayment of debt related investments and proceeds from sales of marketable securities.

Net cash provided by financing activities was approximately $10,223,000 and $64,738,000 for the years ended December 31, 2023 and 2022, respectively, and related principally to proceeds from the issuance of common shares pursuant to the Offering and borrowings under mortgages payable.

Off-Balance Sheet Arrangements

As of December 31, 2023 and 2022, we had no off-balance sheet arrangements.

Related Party Arrangements

For further details, please see Note 8 – “Related Party Arrangements” in Item 7. “Financial Statements” below.

Recent Developments

Loan Modification

On January 30, 2024, the loan for Columbus Office Portfolio was modified and extended through November 2024. In connection with this loan modification, there was a capital call of $1,100,000, of which we contributed $826,619. The purpose of this capital call was to cover tenant improvements for the portfolio’s largest tenant, the Drug Enforcement Administration, capital improvements and closing costs for the loan modification. The funds contributed for this capital call will earn a 15% IRR before any other share classes are paid.

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Investment

On March 5, 2024, we acquired a $4,500,000 joint-venture limited partnership equity investment (the “Columbus Equity Investment”) in a special purpose entity that owns 223 E Town Apartments, an 84-unit, Class A apartment community (the “Columbus Property”) in Columbus, Ohio, which city is located in the Columbus, Ohio Metropolitan Statistical Area (“MSA”). In connection with the Columbus Equity Investment, the special purpose entity assumed a loan from an unaffiliated lender in the amount of $14,089,000 (the “223 E Town Loan”). The 223 E Town Loan has an approximate five-year remaining term, with a maturity date of March 2029. The 223 E Town Loan also has a fixed interest rate of 4.93% and will begin amortizing in April 2024. In addition, individual investors invested approximately $2,305,000 in connection with this transaction through a private placement offering sponsored by RM Communities 223 E Town GP, LLC (“RM Communities 223 E Town GP”), an affiliate of our Manager and a subsidiary of RM Communities, LLC (“RM Communities”). RM Communities 223 E Town GP and RM Communities will be entitled to certain rights and fees in connection with the private placement offering. Our underwriting for the Columbus Property projects a property-level gross 8.8% cash-on-cash return over a 5-year hold period. There can be no assurance that these projections and returns will be achieved.

As stated above, RM Communities will be entitled to certain fees in connection with this transaction. The following fees have been or will be paid to RM Communities by the particular special purpose entity and not by us: (i) an acquisition fee equal to 2.00% of the Columbus Property’s purchase price; (ii) a financing fee equal to 1.0% of any amount financed in connection with any refinancing or supplemental financing for the Columbus Property; and (iii) an asset management fee equal to an annualized 1.50% of Effective Gross Income (as defined below) that will be paid monthly for asset management services related to the Columbus Property. Effective Gross Income means the Columbus Property’s potential gross rental income plus other income less vacancy and credit costs for any applicable period.

RM Communities will also be entitled to a promoted interest in amounts equal to 30% and 50% of the special purpose entity’s distributable cash in certain circumstances pursuant to the terms of the operating agreement of the special purpose entity. A portion of the promoted interest may be paid to personnel affiliated with RM Communities and our Manager, including Jilliene Helman, our Manager’s chief executive officer, and Eric Levy, Portfolio Manager of our Manager. We will not be entitled to any such promoted interest. Additionally, Ms. Helman provided a non-recourse carveout personal guarantee of the loan that is secured by the Columbus Property, and in return received a loan guarantee fee of 50 basis points of the principal amount of the 223 E Town Loan. We will not be entitled to this fee. Ms. Helman will also receive indemnification from the Company for this loan guarantee.

Offering Proceeds

As of March 31, 2024, we had raised total gross offering proceeds of approximately $141,398,669 from settled subscriptions and issued an aggregate of approximately 13,804,129 common shares.

Distributions

On March 1, 2024, our Manager authorized a daily cash distribution of approximately $0.0017 per share of the Company’s common shares to shareholders as of the close of business on each day of the period commencing on March 1, 2024 and ending on March 31, 2024. The distributions were paid on or before April 15, 2024.

Estimated NAV Per Share as of December 31, 2023

On January 24, 2024, our Manager determined that our estimated NAV per share is $10.05 as of December 31, 2023. The estimated NAV per share calculation as of December 31, 2023 reflects the total value of our assets minus the total value of our liabilities, divided by the number of common shares outstanding as of December 31, 2023.

As with any methodology used to estimate value, the methodology employed by Realty Mogul Co.’s internal accountants or asset managers is based upon a number of estimates and assumptions about future events that may not be accurate or complete. Further, different parties using different assumptions and estimates could derive a different NAV per share, which could be significantly different from our calculated NAV per share. Our NAV per share will fluctuate over time and does not represent: (i) the price at which our shares would trade on a national securities exchange, (ii) the amount per share a shareholder would obtain if he, she or it tried to sell his, her or its shares or (iii) the amount per share shareholders would receive if we liquidated our assets and distributed the proceeds after paying all our expenses and liabilities.

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Non-GAAP Financial Measures

Our Manager believes that FFO and AFFO, which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and of our Company in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

We calculate AFFO by subtracting from (or adding to) FFO:

●	the amortization or accrual of various deferred costs; and
●	an adjustment to reverse the effects of unrealized gains/(losses).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance, and believes they are also useful to shareholders, because they facilitate an understanding of our operating performance after adjustment for certain non-cash expenses. Additionally, FFO and AFFO serve as measures of our operating performance because they facilitate evaluation of our company without the effects of selected items required in accordance with GAAP that may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our shareholders with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

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Our unaudited FFO and AFFO calculations for the years ended December 31, 2023 and 2022 are as follows (amounts in thousands):

	For the Year ended	For the Year ended
	December 31, 2023	December 31, 2022
	(in thousands)	(in thousands)
GAAP net loss attributable to RealtyMogul Income REIT, LLC	$(6,043)	$(2,937)
Add: depreciation of properties	9,419	7,911
Adjustments for noncontrolling interests in depreciation	(2,400)	(2,017)
Add: amortization of lease intangibles	1,785	1,508
Adjustment for noncontrolling interest in amortization of lease intangible asset	(519)	(562)
Less: amortization of lease intangible liabilities	(206)	(155)
Adjustment for noncontrolling interest in amortization of lease intangible liabilities	80	67
Add: amortization of lease commissions	150	-
Adjustment for noncontrolling interest in amortization of lease commissions	(59)	-
Add: amortization of real estate tax abatement	265	-
Adjustment for noncontrolling interest in amortization of real estate tax abatement	(75)	-
Adjustment for change in fair value of interest rate swaps	849	(1,372)
Adjustment for noncontrolling interest in change in fair value of interest rate swaps	(370)	598
Adjustment for change in fair value of interest rate caps	957	(1,488)
Adjustment for noncontrolling interest in change in fair value of interest rate caps	(328)	516
Adjustments for unrealized loss on marketable securities	14	279
Adjustments for realized gain on marketable securities	—	(10)
Adjustment for gain on sale of real estate investment	—	—
FFO applicable to common shares	3,519	2,337
Add: amortization of deferred financing costs	467	452
Adjustment for noncontrolling interest in amortization of deferred financing costs	(130)	(130)
Add: stock award compensation	32	32
Adjustment for straight-line rent recognition	—	—
AFFO applicable to common shares	$3,888	$2,691

Item 3. Directors and Officers

General

We operate under the direction of our Manager, RM Adviser, LLC, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy.

Our Manager

A majority of the investment committee of our Manager will approve each of our investments. Jilliene Helman, our Manager’s Chief Executive Officer, and Eric Levy, our Manager’s Vice President, Portfolio Manager, make up our Manager’s investment committee. Our Manager and its officers are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

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We will follow the investment and borrowing policies set forth in this Annual Report unless they are modified by our Manager. Our Manager may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Manager may change our investment objectives at any time without approval of our shareholders.

Our Manager performs its duties and responsibilities pursuant to our LLC Agreement. We have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities. Our Manager is a wholly-owned subsidiary of Realty Mogul, Co.

Executive Officers of our Manager

As of the date of this Annual Report, the executive officers of our Manager and their positions and offices are as follows:

Name	Age	Position
Jilliene Helman	37	Chief Executive Officer
Kevin Moclair	51	Chief Accounting Officer
Tara Horne	38	Chief Compliance Officer
Eric Levy	37	Vice President, Portfolio Manager

Jilliene Helman has served as our Manager’s Chief Executive Officer since its inception in March 2016 and previously served as its Chief Financial Officer from October 2018 to February 2022. Since May 2012, Ms. Helman has served as the Chief Executive Officer and a director of Realty Mogul, Co., where she is responsible for Realty Mogul, Co.’s strategic direction and operations. During this time, over $1.0 billion of investments with property values worth over $5.9 billion have been listed on the Realty Mogul Platform. From July 2008 to September 2012, Ms. Helman served in a variety of capacities at Union Bank, including as a Management Training Associate; an Assistant Vice President, Sales Development Manager; and Vice President, Corporate Risk Management. Ms. Helman held these positions across the wealth management, finance and risk management departments of Union Bank. Ms. Helman is a Certified Wealth Strategist and holds Series 7, Series 63 and Series 24 licenses. Ms. Helman has a Bachelor of Science in Business Administration degree from Georgetown University.

Kevin Moclair has served as our Manager’s Chief Accounting Officer since February 2022. Mr. Moclair is responsible for all our financial accounting and reporting. From April 2009 to February 2022, Mr. Moclair served as Chief Accounting Officer for Ladder Capital, an internally-managed commercial REIT specializing in underwriting commercial real estate. In that role, Mr. Moclair developed and implemented the financial reporting infrastructure from initial private equity structure through public debt and equity issuances and related SEC reporting requirements. From 1998 to March 2009, Mr. Moclair served as Controller – US Operations for Rabobank International, a global banking institution focused in the food and agricultural sector. As Controller, he managed the accounting, product control and regulatory reporting functions as well as participating in local and global implementation of reporting processes and systems to support local and global requirements, including Sarbanes-Oxley Act of 2002 implementation and reporting. From 1994 to 1998, Mr. Moclair worked as a senior auditor with Ernst & Young LLP in the Financial Services Audit and Advisory Services Group. Mr. Moclair has a Bachelor of Science in Accounting (Business Administration) degree from Manhattan College, Riverdale, New York.

Tara Horne has served as the Chief Compliance Officer of our Manager since June 2023. Ms. Horne is responsible for managing all compliance and regulatory matters for our Manager. Since May 2022, Ms. Horne also serves as a Director of Investment Adviser and Broker Dealer Compliance at DFP Partners where she provides comprehensive compliance-related services to support registered investment advisers and registered broker-dealers, including compliance program ownership and supervision and oversight of firm activities. DFP Partners is engaged with RM Advisers, LLC as a compliance partner. From December 2009 to May 2022, Ms. Horne served in various roles for National Regulatory Services, including senior compliance consultant, manager and compliance examiner of the audit solutions program in which roles she provided compliance support to various clients. During her career as a compliance professional in the financial services industry, Ms. Horne has completed thousands of mock regulatory exams and has extensive experience leading firms through the investment adviser and broker-dealer registration process as well as developing robust control and operational frameworks for a variety of financial institutions, including broker-dealers, clearing agencies, registered investment advisers, private funds and investment banking firms. Ms. Horne is a Certified Anti-Money Laundering Specialist and holds a designation as an Investment Adviser Certified Compliance Professional. Ms. Horne also holds Series 7 and Series 24 licenses. Ms. Horne has a Bachelor of Science in Business Marketing and Finance from California State University of Long Beach, California.

20

Eric Levy has served as our Manager’s Vice President, Portfolio Manager since January 2019. Mr. Levy has served as a Vice President, Asset Management of Realty Mogul, Co. since October 2017. Mr. Levy is responsible for portfolio and asset management for debt and equity assets held by us and by RealtyMogul Apartment Growth REIT, Inc. From April 2013 to September 2017, Mr. Levy served as Strategic Projects Manager at World Class Capital Group, a national real estate investment firm focused on acquiring, developing and managing real estate with over $1.2 billion in assets under management. In that role, he led the asset management of over 2.3 million square feet of retail and office properties, oversaw capital improvement plans for over 4.5 million square feet of self-storage facilities, managed portfolio-wide investor reporting and investor relationships and helped to develop the operational infrastructure of the company. From August 2010 to March 2013, Mr. Levy served as Senior Paralegal – M&A, Real Estate, Credit at Willkie, Farr & Gallagher. Mr. Levy has more than ten years of experience in commercial real estate. Mr. Levy has a Bachelor of Arts degree from the University of Wisconsin-Madison.

Compensation of Executive Officers of our Manager

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. As described above, certain of the executive officers of Realty Mogul, Co. also serve as executive officers of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from Realty Mogul, Co. As executive officers of our Manager, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. We will indirectly bear some of the costs of the compensation paid to these individuals through fees we pay to our Manager. In addition, we pay each of the Chief Executive Officer and Vice President, Portfolio Manager of our Manager a retainer of 1,000 common shares per year.

Independent Representative

On January 22, 2021, our Manager appointed Louis S. Weeks III to serve as an independent representative. In consideration for his services, we pay Mr. Weeks a retainer of 1,000 common shares per year.

Mr. Weeks is the Founder and Principal at SeaburyCoxe Advisors LLC, consultants in financing and investing in commercial real estate. The firm is located in Baltimore, MD and is active nationally with projects and clients in New York, Philadelphia, Hartford and Los Angeles. Mr. Weeks has been involved in commercial real estate investments and finance for more than 35 years. He spent 26 years at ColumbiaNational Real Estate Finance, an 80-year-old Mortgage Banking firm in Baltimore, MD founded by the late James W. Rouse. His responsibilities included 10 years as the firm’s Managing Partner and CEO. He was responsible for the firm’s overall operations, production, servicing and finance. Over the years, Mr. Weeks has arranged debt and equity for clients totaling over $3.0 billion. Mr. Weeks’ early career was spent in the banking industry in New York City with Manufacturers Hanover Trust and Bankers Trust Co. He has been an active member of the local chapters of NAIOP (the Commercial Real Estate Development Association), the Urban Land Institute, the International Council of Shopping Centers, the Mortgage Bankers Association and the Baltimore Downtown Partnership and served on numerous local community organizations. Mr. Weeks has also served as an independent director on the board of directors of RealtyMogul Apartment Growth REIT, Inc. since 2017. We believe that Mr. Weeks’s significant experience makes him qualified to serve as an independent representative.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of our common shares as of the date of this Annual Report for each person or group that holds more than 10% of our common shares, for each executive officer of our Manager, for the executive officers of our Manager as a group and for our independent representative. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares. Percentages of beneficial ownership are based on 11,856,089 shares of our common stock outstanding as of March 18, 2024. As of March 18, 2024, no person or group held more than 10% of our common shares.

21

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 10573 W. Pico Blvd., PMB #603, Los Angeles, CA 90064.

	Common Shares
	Number of
	Shares
	Beneficially	Percent of All
Name of Beneficial Owner (1)	Owned	Shares
RM Sponsor, LLC (2)	318	*	%
Jilliene Helman	4,413	*
Eric Levy	6,082	*
Kevin Moclair	-	-
Tara Horne	-	-
Louis S. Weeks III	4,391	*
All executive officers of our Manager as a group (4 persons)	10,813	*	%

*	Represents less than 1.0% of our outstanding common shares
(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)	All voting and investment decisions with respect to our common shares that are held by RM Sponsor, LLC are controlled by its manager, Jilliene Helman. Ms. Helman disclaims beneficial ownership of such shares.

Item 5. Interest of Management and Others in Certain Transactions

For information responsive to this Item, please see Note 8 – “Related Party Arrangements” in Item 7. “Financial Statements” below.

Item 6. Other Information

None.

22

Item 7. Financial Statements

RealtyMogul Income REIT, LLC

F-1

Independent Auditor’s Report

To the Management of
RealtyMogul Income REIT, LLC

Opinion

We have audited the consolidated financial statements of RealtyMogul Income REIT, LLC (the “Company”) which comprise the consolidated balance sheets as of December 31, 2023 and 2022 and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of RealtyMogul Income REIT, LLC as of December 31, 2023 and 2022, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

F-2

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ CohnReznick LLP

Atlanta, Georgia

April 26, 2024

F-3

RealtyMogul Income REIT, LLC

Consolidated Balance Sheets

As of December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

	As of December 31,
	2023	2022
ASSETS
Real estate investments, at cost
Land	$32,815	$30,928
Building and improvements	274,302	253,141
Tenant improvements	9,040	3,556
Total real estate investments, at cost	316,157	287,625
Less accumulated depreciation	(25,784)	(16,364)
Real estate investments, net	290,373	271,261
Real estate debt investments, net	3,325	3,325
Marketable securities, at fair value	12,477	17,505
Intangible lease assets, net	6,440	4,142
Lease commissions, net	933	707
Real estate tax abatement, net	3,375	3,640
Cash and cash equivalents	14,665	17,344
Shareholder funds receivable	25	292
Deferred offering costs, net	34	209
Restricted cash, escrows and deposits	6,813	4,264
Prepaid expenses	524	547
Interest receivable	34	34
Rent receivable, net	944	716
Interest rate caps, at fair value	575	1,488
Interest rate swaps, at fair value	-	849
Other receivables	299	111
Other assets	-	16
Total Assets	$340,836	$326,450

LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$6,384	$3,168
Deferred offering costs payable	40	19
Mortgages payable, net of deferred financing costs of $1,788 and $2,078, and $1,626 and $0 discount, respectively	222,962	202,166
Intangible lease liabilities, net	1,080	1,176
Security deposits	1,092	899
Distributions payable	611	623
Settling subscriptions payable	1,341	1,087
Asset management fee payable	98	82
Other liabilities	619	898
Member loan payable	8	-
Total Liabilities	234,235	210,118

Members’ Equity
Common shares; unlimited shares authorized; 11,647,918 and 11,215,814 shares issued and outstanding as of December 31, 2023 and 2022, respectively	115,240	110,855
Accumulated deficit	(32,462)	(19,093)
Total RealtyMogul Income REIT, LLC Equity	82,778	91,762
Noncontrolling interests in consolidated joint ventures	23,823	24,570
Total Members’ Equity	106,601	116,332

Total Liabilities and Members’ Equity	$340,836	$326,450

The accompanying notes are an integral part of these consolidated financial statements.

F-4

RealtyMogul Income REIT, LLC

Consolidated Statements of Operations

For the Years Ended December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Revenues
Rental income, net	$30,257	$25,107
Other revenue	1,429	1,433
Interest income	774	716
Preferred return income	472	-
Total Revenues	32,932	27,256

Operating Expenses
Asset management fees	1,580	1,488
Depreciation and amortization	11,620	9,873
Real estate operating expenses	14,693	11,807
Servicing fee	17	23
General and administrative expenses	2,379	2,064
Total Operating Expenses	30,289	25,255
Operating Income	2,643	2,001
Other (Income) and Expenses
Interest expense	9,202	7,901
Change in fair value of interest rate swaps	849	(1,372)
Change in fair value of interest rate caps	957	(1,488)
Other income	(169)	(144)
Unrealized loss on investment in marketable securities	14	279
Realized gain on investment in marketable securities	-	(10)
Consolidated Net Loss	(8,210)	(3,165)
Net Loss attributable to Noncontrolling Interests	(2,167)	(228)
Net Loss attributable to RealtyMogul Income REIT, LLC	$(6,043)	$(2,937)

Net loss per basic and diluted common share	$(0.52)	$(0.28)
Weighted average common shares outstanding	11,551,716	10,461,164

The accompanying notes are an integral part of these consolidated financial statements.

F-5

RealtyMogul Income REIT, LLC

Consolidated Statements of Members’ Equity

For the Years Ended December 31, 2023 and 2022

(Amounts in thousands, except share data)

				Total RealtyMogul	Noncontrolling
	Common Shares		Accumulated	Income REIT,	Interest in Consolidated	Total Members’
	Shares	Amount	Deficit	LLC Equity	Joint Ventures	Equity
Balance as of December 31, 2021	9,198,384	$89,599	$(9,275)	$80,324	$16,304	$96,628
Proceeds from issuance of common shares	2,482,109	27,154	-	27,154	-	27,154
Stock award	3,000	32	-	32	-	32
Repurchase of common shares	(467,679)	(5,102)	-	(5,102)	-	(5,102)
Amortization of deferred offering costs	-	(828)	-	(828)	-	(828)
Contributions from noncontrolling interests	-	-	-	-	10,250	10,250
Distributions declared on common shares	-	-	(6,881)	(6,881)	-	(6,881)
Distributions to noncontrolling interests	-	-	-	-	(1,756)	(1,756)
Net loss	-	-	(2,937)	(2,937)	(228)	(3,165)
Balance as of December 31, 2022	11,215,814	$110,855	$(19,093)	$91,762	$24,570	$116,332
Proceeds from issuance of common shares	975,804	10,289	-	10,289	-	10,289
Stock award	3,000	32	-	32	-	32
Repurchase of common shares	(546,700)	(5,626)	-	(5,626)	-	(5,626)
Amortization of deferred offering costs	-	(310)	-	(310)	-	(310)
Contributions from noncontrolling interests	-	-	-	-	2,676	2,676
Distributions declared on common shares	-	-	(7,326)	(7,326)	-	(7,326)
Distributions to noncontrolling interests	-	-	-	-	(1,256)	(1,256)
Net loss	-	-	(6,043)	(6,043)	(2,167)	(8,210)
Balance as of December 31, 2023	11,647,918	$115,240	$(32,462)	$82,778	$23,823	$106,601

The accompanying notes are an integral part of these consolidated financial statements.

F-6

RealtyMogul Income REIT, LLC

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
OPERATING ACTIVITIES:
Consolidated net loss	$(8,210)	$(3,165)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities:
Depreciation	9,420	7,911
Unrealized loss on investment in marketable securities	14	279
Realized gain on investment in marketable securities	-	(10)
Stock award compensation	32	32
Amortization of intangible assets relating to leases	1,785	1,508
Amortization of intangible liabilities relating to leases	(206)	(155)
Amortization of deferred financing costs	467	452
Amortization of real estate tax abatement	265	265
Amortization of lease commissions	149	188
Amortization of marketable securities discount	(507)	-
Net change in fair value of interest rate swaps	849	(1,372)
Net change in fair value of interest rate caps	957	(1,488)
Changes in assets and liabilities:
Net change in prepaid expenses	23	(273)
Net change in interest receivable	-	141
Net change in rent receivable	(228)	144
Net change in other receivables	(188)	278
Net change in other assets	16	(16)
Net change in accounts payable and accrued expenses	3,218	827
Net change in asset management fee payable	16	(27)
Net change in security deposit	193	(22)
Net change in other liabilities	(279)	327
Net cash provided by operating activities	7,786	5,824
INVESTING ACTIVITIES:
Purchases of real estate	(17,791)	(65,052)
Payment of lease commissions	(375)	(725)
Purchase of marketable securities	(35,447)	(18,593)
Improvements to real estate	(5,494)	(4,506)
Repayment of debt related investments	-	4,623
Proceeds from sales of marketable securities	40,968	3,500
Net cash used in investing activities	(18,139)	(80,753)
FINANCING ACTIVITIES:
Proceeds from the issuance of common shares	6,563	22,795
Repurchase of common shares	(5,372)	(4,959)
Payment of cash distributions	(3,346)	(3,418)
Capital contribution from noncontrolling interests	2,676	10,250
Distribution to noncontrolling interest	(1,256)	(1,756)
Borrowings under mortgages payable	11,534	43,492
Deferred offering costs paid	(114)	(1,121)
Payment of finance costs	(361)	(438)
Repayment of debt	(109)	(107)
Proceeds from member loan	8	-
Net cash provided by financing activities	10,223	64,738

Net decrease in cash and cash equivalents and restricted cash	(130)	(10,191)
Cash and cash equivalents and restricted cash, beginning of year	21,608	31,799
Cash and cash equivalents and restricted cash, end of year	$21,478	$21,608

Cash paid for interest	$8,018	$7,339
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITY:

Shareholder funds receivable	$267	$68
Change in settling subscriptions payable	$254	$143
Change in distributions declared but not paid	$(12)	$(963)
Change in deferred offering costs payable	$21	$(84)
Shares issued through distribution reinvestment program	$3,992	$4,426
Mortgage assumed through real estate acquisition	$10,690	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-7

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Note 1 – Formation and Organization

RealtyMogul Income REIT, LLC (the “Company”) is a Delaware limited liability company formed on March 2, 2016 to invest in and manage a diversified portfolio of investments in commercial real estate loan and equity assets, including, without limitation, senior debt, mezzanine debt, junior debt participation, equity interests, including joint ventures and limited partnerships, preferred equity, and other real estate-related assets. The Company was formed under the name MogulREIT I, LLC and, effective October 15, 2021, changed its name to RealtyMogul Income REIT, LLC. The use of the terms “RealtyMogul Income REIT,” the “Company,” “we,” “us,” or “our” in this annual report refer to RealtyMogul Income REIT, LLC and its subsidiary collectively, unless the context indicates otherwise.

The Company is externally managed by RM Adviser, LLC (“RM Adviser” or our “Manager”), which is an affiliate of the Company’s sponsor, RM Sponsor, LLC (our “Sponsor”). Our Manager and our Sponsor are each wholly-owned subsidiaries of Realty Mogul, Co. Our Manager is an investment adviser registered with the Securities and Exchange Commission (“SEC”).

The Company’s investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments the Company has made to date have been in domestic commercial real estate assets with similar economic characteristics, and the Company evaluates the performance of all of its investments using similar criterion.

We believe we have operated in such a manner as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.

On August 12, 2016, our initial offering of common shares, which represent limited liability company interests in our Company (the “Initial Offering”), was qualified by the SEC, and we commenced operations on August 15, 2016. On May 7, 2019, we commenced our follow-on offering (the “Follow-on Offering”) and terminated our Initial Offering. On May 13, 2022, we commenced our second follow-on offering (the “Second Follow-on Offering” and, together with the Initial Offering and the Follow-on Offering, the “Offerings”) and terminated our Follow-on Offering. We are offering in the Second Follow-on Offering up to $55,589 in our common shares, including shares sold pursuant to our distribution reinvestment plan, which represents the value of the shares available to be offered as of May 1, 2023 out of the rolling 12-month maximum offering amount of $75,000 in our common shares. Our offering price per share equals the most recently announced net asset value (“NAV”) per share, which is $10.05 per share, as of December 31, 2023. As of December 31, 2023, we had issued an aggregate of 13,587,151 common shares in the Offerings for gross offering proceeds of approximately $139,203.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated balance sheets, statements of operations, statements of members’ equity, statements of cash flows and related notes to the consolidated financial statements of the Company are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The Company has adopted a calendar year-end for financial reporting.

F-8

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

GAAP requires any subsidiaries, investment, or affiliates under the Company’s control to be consolidated. The consolidated financial statements of the Company include its wholly-owned subsidiary, Realty Mogul 83, LLC (“RM83”), which was formed during 2017, its controlled joint ventures, RM La Privada, LLC (“La Privada”), RM The Hamptons, LLC (“The Hamptons”), and Columbus Office Portfolio, LLC (“Columbus”), all of which were acquired during 2019, RM Pohlig, LLC (“Pohlig”) and RM Lubbock MOB, LLC (“Lubbock MOB”), both of which were acquired during 2020, RM Turtle Creek, LLC (“Turtle Creek”), RM Kings Landing, LLC (“Kings Landing”), RM Roosevelt Commons, LLC (“Roosevelt Commons”), RM Minnehaha Meadows, LLC (“Minnehaha Meadows”) and RM Bentley, LLC (“Bentley Apartments”), all of which were acquired during 2021, RM Haverford Place, LLC (“Haverford Place”), RM Edison, LLC (“Edison Apartments”) and RICORE Columbia Square, LLC (“Columbia Square”), all of which were acquired during 2022, and RICORE Acropolis LLC (“The Acropolis”), which was acquired during 2023.

All significant intercompany balances and transactions are eliminated in consolidation.

Reclassification

The Company has reclassified certain items on the consolidated balance sheets and consolidated statements of operations and cash flows for the prior year to conform with the current year presentation. For the year ended December 31, 2022, tenant reimbursements totaling $3,105 previously reported in tenant reimbursements and other revenue have been added to rental income, net on the consolidated statement of operations.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual events and results could differ from those assumptions and estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits. Cash and cash equivalents are carried at cost which approximates fair value.

Earnings Per Share

Basic earnings per share is calculated on the basis of weighted-average number of common shares outstanding during the period. Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net income per common share equals basic net income per common share as there were no potentially dilutive securities outstanding during the years ended December 31, 2023 and 2022.

Shareholder Funds Receivable

Shareholder funds receivable consists of shares that have been issued with subscriptions that have not yet settled. As of December 31, 2023 and 2022, there was $25 and $292, respectively, in subscriptions that had not settled. All of these funds settled subsequent to year-end. Shareholder funds receivable are carried at cost which approximates fair value.

F-9

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Settling Subscriptions Payable

Share repurchases initiated in December 2023 and December 2022 were settled in February 2024 and February 2023, respectively. These liabilities were reversed subsequent to December 31, 2023 and December 31, 2022 when the share repurchases settled in February 2024 and February 2023, respectively.

Concentration of Credit Risk

At times, our cash may exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.

Geographic Concentration

As of December 31, 2023, the Company’s investments in real estate operate in Virginia, Ohio, Texas, Missouri, Washington, Kentucky and Oregon. Future operations could be affected by changes in economic or other conditions in those geographical areas or the demand for such housing and commercial real estate in those geographical areas.

For the year ended December 31, 2023, the Company’s annualized rental income in real estate equity investments by state is approximately 42%, 16%, 14%, 10%, 7%, 7% and 4%, for Ohio, Missouri, Virginia, Texas, Kentucky, Washington and Oregon, respectively.

Organization, Offering and Related Costs

Organization and offering costs of the Company are initially being paid by the Manager on behalf of the Company. These organization and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offerings, and the marketing and distribution of shares, including, without limitation, expenses for printing and amending offering statements or supplementing offering circulars, mailing and distributing costs, advertising and marketing expenses, charges of experts and fees and expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

The Company expenses organization costs as incurred and offering costs, when incurred, will be deferred and charged to members’ equity. The deferred offering costs will be charged against the gross proceeds of the Offerings when received or written off in the event that the Second Follow-on Offering is not successfully completed. The Manager and/or affiliates will be reimbursed for organization and offering expenses incurred in conjunction with the Offerings.

As of December 31, 2023 and 2022, the Manager had incurred offering costs of $3,697 and $3,562, respectively, on behalf of the Company. As of December 31, 2023 and 2022, $3,663 and $3,353, respectively, of offering costs had been amortized and were included in the consolidated statements of members’ equity. Deferred offering costs are amortized in proportion to the offering proceeds received over the offering proceeds expected to be received.

F-10

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE and reassesses the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and have sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2023 and 2022, the Company held investments in 14 and 13 entities, respectively, which were evaluated under the VOE model and are consolidated because the Company is able to exercise substantial kick-out rights and substantive participation rights.

F-11

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Commercial Real Estate Debt Investments

Our commercial real estate debt investments are generally classified as held to maturity as we have both the intent and the ability to hold these investments to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments, reduced by an allowance for credit losses. We review our debt related investments on a monthly basis, or more frequently when such an evaluation is needed, to determine if an allowance for credit loss is required. The Company recognizes an allowance for credit losses for financial assets carried at amortized cost and other qualifying receivables to present the net amount expected to be collected as of the consolidated balance sheet date using the probability of default/loss given default method using historical losses adjusted for current conditions and reasonable and supportable forecasts. Such allowance is based on the credit losses expected to arise over the life of the asset (contractual term) which includes consideration of prepayments and based on the Company’s expectations as of the consolidated balance sheet date. Assets are written off when the Company determines that such financial assets are deemed uncollectible or based on regulatory requirements, whichever is earlier. Write-offs are recognized as a deduction from the allowance for credit losses. Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the consolidated balance sheet date. The Company elected to use the practical expedient for collateral dependent receivables as estimates for the recovery of debt investments is based on collateral value.

We have certain investments that are legally structured as equity investments with rights to receive preferred economic returns. We report these investments as real estate debt securities when the common equity holders have a contractual obligation to redeem our preferred equity interest at a specified date.

Income Taxes

The Company has elected to be taxed, and currently qualifies, as a REIT for federal income tax purposes. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its shareholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to shareholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying consolidated financial statements, and no gross deferred tax assets or liabilities have been recorded as of December 31, 2023 and 2022.

For the years ended December 31, 2023 and 2022, $7,326 and $6,881, respectively, in distributions have been declared to shareholders. The Company expects its distributions to be characterized for federal income tax purposes as (i) ordinary income, (ii) non-taxable return of capital, or (iii) long-term capital gain. Distributions that exceed current or accumulated taxable earnings and profits constitute a return of capital for tax purposes and reduce the shareholders’ basis in the common shares. To the extent that distributions exceed both current and accumulated earnings and profits and the shareholders’ basis in the common shares, they will generally be treated as a gain or loss upon the sale or exchange of our shareholders’ common shares.

Tax periods from 2020 to 2023 remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

F-12

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Revenue Recognition

Interest income is recognized on an accrual basis and any related premium, discount, or origination costs and fees are amortized over the life of the investment using the effective interest method. Interest income is recognized on mezzanine loans classified as held to maturity and investments in preferred equity that are accounted for using the cost method if the terms of the equity investment includes terms that are similar to interest on a debt instrument. As of December 31, 2023 and 2022, no amortization of premium, discount, or origination costs or fees have been recognized.

Rental income is recognized as rentals become due on a straight-line basis over the term of the lease when there are rent abatements or scheduled changes to contractual base rent. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases. For certain properties, in addition to contractual base rent, the tenants pay their share of taxes, insurance, common area maintenance, and utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor.

Tenant fees, such as application fees, administrative fees, late fees, and other revenues from tenants are recorded when amounts become due.

As a result of the adoption of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), the Company has updated its policies as it relates to revenue recognition. Revenue is measured based on consideration specified in a contract with a customer. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer.

Purchase Accounting for Acquisitions of Real Estate

The Company adopted the provisions of Accounting Standards Update (“ASU”) 2017-01, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The purchase consideration includes cash paid, the fair value of equity or other assets issued, and the fair value of any assumed debt. The Company assesses the fair value of assumed debt based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy. The difference between the fair value and the stated principal of assumed debt is amortized using the effective interest method basis over the terms of the respective debt obligation.

The fair value of the purchase consideration is then allocated based on the relative fair value of the assets including land, buildings, site improvements and intangible assets including in-place leases at the acquisition date. The Company estimates the fair value of the assets using market-based, cost-based, and income-based valuation techniques.

F-13

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Accounting for Long-Lived Assets and Impairment of Real Estate Owned

The Company reviews its real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors. As of December 31, 2023 and 2022, the Company determined that there was no impairment of long-lived assets.

For each lease we assume through an acquisition of a property, the Company applies ASC 805-20-25-12 to determine whether the terms of the lease are favorable or unfavorable compared with the market terms of a lease for a similar property at the acquisition date. If the terms are favorable, an above-market lease intangible asset is recorded, and if the terms are unfavorable, a below-market lease liability is recorded. ASC 805-20-25-12 does not provide further guidance on how to arrive at the fair value of the above- or below-market lease intangible asset or liability, so the Company refers to ASC 820 and ASC 842 for the appropriate valuation guidance. ASC 820 provides detailed guidance for using management’s judgment and other market participant considerations in assessing fair value when quoted prices are not available. Primarily all of the Company’s existing above- and below-market leases resulted from our 2019 to 2023 acquisitions of office properties.

Restricted Cash and Escrows

In November 2016, the Financial Accounting Standards Board issued ASU 2016-18, Statement of Cash Flows: Restricted Cash, which clarifies the presentation requirements of restricted cash within the statements of cash flows. The standard requires that changes in restricted cash and restricted cash equivalents during the period be included in the beginning and ending cash and cash equivalents balance reconciliation on the statements of cash flows. The adoption of this standard results in amounts previously recorded in cash provided by (used in) operating activities on the statements of cash flows to be included in the beginning and ending balances of cash and cash equivalents and restricted cash on the statements of cash flows. The adoption of this standard results in amounts detailed below that are reported as restricted cash and escrows and deposits on the consolidated balance sheets to be included in cash and cash equivalents and restricted cash on the consolidated statements of cash flows.

F-14

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

The following are the amounts reported on the consolidated balance sheets that are included in Cash and Cash Equivalents and Restricted Cash on the consolidated statements of cash flows:

	December 31, 2023	December 31, 2022

Cash and cash equivalents	$14,665	$17,344
Restricted cash, escrows and deposits	6,813	4,264
Total cash and cash equivalents and restricted cash	$21,478	$21,608

Allowance for credit losses

The Company maintains an allowance for credit losses for estimated losses resulting from the inability of a tenant to make required rent payments. As of December 31, 2023 and 2022, there was $341 and $254, respectively, in the allowance for credit losses. The Company records bad debt expense in real estate operating expenses in the consolidated statements of operations.

Advertising Costs

The Company’s policy is to expense advertising costs when incurred. Such costs incurred during the years ended December 31, 2023 and 2022, were $380 and $328, respectively.

Depreciation and Amortization

Depreciation of assets is computed on the straight-line method over the estimated useful life of the asset. Depreciation of buildings is computed on the straight-line method over an estimated useful life of 30 to 49 years. Site improvements, building improvements and tenant improvements are depreciated on the straight-line method over an estimated useful life of 1.1 to 19 years and depreciation of furniture, fixtures and equipment is computed on the straight-line method over an estimated useful life of 5 to 9 years. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Amortization of intangible lease assets is computed over the remaining life of the leases using the straight-line method. Amortization of the real estate tax abatement is computed over the 15-year abatement period using the straight-line method.

Deferred Financing Costs and Mortgage Discount

Mortgage costs are deferred and amortized using the straight-line method, which management does not believe is materially different than the effective interest rate method, over the terms of the respective debt obligations. The Company recognizes a debt discount or premium in connection with mortgages assumed at fair value in accordance with ASC 805.

F-15

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

On a recurring basis, the Company measures its investment in marketable securities at fair value consisting of its investment in exchange traded funds. The exchange traded funds are freely tradeable in active markets and fair value is based on the quoted market price for identical securities, which represents a Level 1 input and Level 1 measurement. The marketable securities are treated as trading securities with unrealized gains and losses from the change in fair value reported in the consolidated statements of operations.

The Company periodically will enter into interest rate cap agreements that are measured at fair value on a recurring basis in order to limit interest rate risk on variable rate mortgages and the Company does not use such agreements for trading purposes. The Company has determined that the fair value of the interest rate cap of $575 and $1,488, as of December 31, 2023 and 2022, respectively, in connection with Kings Landing, which is included in interest rate caps, at fair value in the accompanying consolidated balance sheets, was not significant. In determining the fair value of the interest rate cap, management uses the present value of expected cash flows based on market observable interest rate yield curves commensurate with the term of the instrument. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and that of the respective counterparty in the fair value measurement. The credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by either the respective counterparty or the Company. However, management determined the impact on the credit valuation adjustments were not significant to the overall valuation of the interest rate caps as of December 31, 2023 and 2022. As a result, the fair value of the interest rate caps were considered to be based primarily using Level 2 inputs.

On a recurring basis, the Company measures its interest rate swap derivative on the Columbus portfolio at its estimated fair value. In determining the fair value of its interest rate swap derivative, the Company uses the present value of expected cash flows based on market observable interest rate yield curves commensurate with the term of the instrument. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and that of the respective counterparty in the fair value measurement. The credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by either the respective counterparty or the Company. However, the Company determined that the impact of the credit valuation adjustments were not significant to the overall valuation of the swap. As a result, the fair value of the swap is considered to be based primarily on Level 2 inputs and a Level 2 measurement.

F-16

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

The interest rate swap agreement with a notional amount of $29,711 terminated in October 2023 related to the Columbus portfolio had an estimated derivative asset fair value, respectively, of $0 and $849 as of December 31, 2023 and 2022, respectively, which is included in interest rate swaps, at fair value in the accompanying consolidated balance sheets.

The Company is required to disclose an estimate of fair value of financial instruments for which it is practicable to estimate the fair value. For certain financial instruments, fair values are not readily available since there are no active trading markets characterized by current exchanges by willing parties. The Company believes that the carrying amount reasonably approximates the fair value of the Company’s financial instruments.

Fair Value Option

ASC 825, Fair Value Option for Financial Assets and Financial Liabilities (“ASC 825”), provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument by instrument basis at initial recognition. We have decided not to make this election.

New accounting pronouncements

On January 1, 2023, the Company adopted ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments, and its related amendments using the modified retrospective method. The new standard changes the impairment model for most financial assets that are measured at amortized cost and certain other instruments, including trade receivables, from an incurred loss model to an expected loss model and adds certain new required disclosures. Under the expected loss model, entities will recognize credit losses to be incurred over the entire contractual term of the instrument rather than delaying recognition of credit losses until it is probable the loss has been incurred. In accordance with ASC 326, the Company evaluates certain criteria, including aging and historical write-offs, current economic condition of specific customers and future economic conditions, to determine the appropriate allowance for credit losses. The adoption of ASC 326 had an insignificant impact on opening retained earnings; therefore, management recognized the effect of adoption in the year ended December 31, 2023.

Note 3 – Real Estate Debt Investments

We believe the fair value of the debt investments approximates the carrying value of the debt investments as of December 31, 2023 and 2022. We have invested in 23 debt and debt-like investments with 22 of those investments paid off in full since inception through December 31, 2023.

F-17

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

The following table presents the Company’s investments in real estate debt related assets as of December 31, 2023 and 2022:

As of December 31, 2023:

Asset Type	Number	Original Principal Amount or Cost	Carrying Value	Average Investment Return	Allocation by Investment Type
Preferred Equity	1	$3,325	$3,325	14.00%	100.00%
Balance as of December 31, 2023	1	$3,325	$3,325	14.00%	100.00%

As of December 31, 2022:

Asset Type	Number	Original Principal Amount or Cost	Carrying Value	Average Investment Return	Allocation by Investment Type
Preferred Equity	1	$3,325	$3,325	14.00%	100.00%
Balance as of December 31, 2022	1	$3,325	$3,325	14.00%	100.00%

The following tables present certain information about the Company’s investments in real estate-related assets, as of December 31, 2023 and 2022, by contractual maturity grouping:

As of December 31, 2023:

Asset Type	Number	Amounts Maturing Within One Year	Amounts Maturing After One Year Through Five Years	Amounts Maturing After Five Years Through Ten Years	Amounts Maturing After Ten Years
Preferred Equity	1	$-	$3,325	$-	$-
Balance as of December 31, 2023	1	$-	$3,325	$-	$-

As of December 31, 2022:

Asset Type	Number	Amounts Maturing Within One Year	Amounts Maturing After One Year Through Five Years	Amounts Maturing After Five Years Through Ten Years	Amounts Maturing After Ten Years
Preferred Equity	1	$-	$3,325	$-	$-
Balance as of December 31, 2022	1	$-	$3,325	$-	$-

F-18

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

The following table describes our debt related investment activities for the years ended December 31, 2023 and 2022:

Investments in Debt:	Amount
Balance as of December 31, 2021	$7,948
Principal repayments	(4,623)
Balance as of December 31, 2022	3,325
Principal repayments	-
Balance as of December 31, 2023	$3,325

Credit Quality Monitoring

The Company’s debt investments and preferred equity investments that earn interest based on debt-like terms are typically secured by senior liens on real estate properties, mortgage payments, mortgage loans, or interests in entities that have interests in real estate similar to the interests described above. The Company evaluates its debt investments at least quarterly and differentiates the relative credit quality principally based on: (i) whether the borrower is currently paying contractual debt service or guaranteed preferred equity payments in accordance with its contractual terms; and (ii) whether the Company believes the borrower will be able to perform under its contractual terms in the future, as well as the Company’s expectations as to the ultimate recovery of principal at maturity. The Company considered investments for which it expects to receive full payment of contractual principal and interest payments as “performing.” As of December 31, 2023 and 2022, all investments are considered to be performing and no allowance for loan loss has been recorded. In the event that an investment is deemed other than performing, the Company will evaluate the instrument for any required impairment. As of both December 31, 2023 and 2022, none of our debt related investments were considered impaired, and no impairment charges were recorded in the consolidated financial statements.

F-19

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Note 4 – Consolidated Investments in Real Estate

The following table presents the Company’s consolidated investments in real estate as of December 31, 2023:

Description of Property	Land	Building and Improvements	Tenant Improvements	Accumulated Depreciation	Total
The Acropolis	$1,887	$19,267	$2,102	$(711)	$22,545
Beavercreek, OH
Columbia Square	1,331	10,338	528	(521)	11,676
Cincinnati, OH
Edison Apartments	1,622	18,108	-	(843)	18,887
Gresham, OR
Haverford Place	2,749	30,260	-	(1,950)	31,059
Georgetown, KY
Bentley Apartments	1,565	25,622	-	(1,423)	25,764
Grove City, OH
Roosevelt Commons	889	11,901	-	(601)	12,189
Vancouver, WA
Minnehaha Meadows	1,289	15,426	-	(808)	15,907
Vancouver, WA
Kings Landing	3,901	37,793	65	(2,730)	39,029
Creve Coeur, MO
Turtle Creek	3,069	22,173	-	(1,622)	23,620
Fenton, MO
Lubbock MOB	1,359	6,173	264	(722)	7,074
Lubbock, TX
Pohlig	1,660	15,772	867	(2,123)	16,176
Richmond, VA
Columbus	4,748	30,484	5,214	(5,335)	35,111
Columbus, OH
The Hamptons	4,226	20,028	-	(3,834)	20,420
Virginia Beach, VA
La Privada Apartments
El Paso, TX	2,520	10,957	-	(2,561)	10,916
Total	$32,815	$274,302	$9,040	$(25,784)	$290,373

F-20

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

The following table presents the Company’s consolidated investments in real estate as of December 31, 2022:

Description of Property	Land	Building and Improvements	Tenant Improvements	Accumulated Depreciation	Total
Columbia Square	$1,331	$10,191	$396	$(128)	$11,790
Cincinnati, OH
Edison Apartments	1,622	18,108	-	(361)	19,369
Gresham, OR
Haverford Place	2,749	29,693	-	(889)	31,553
Georgetown, KY
Bentley Apartments	1,565	25,517	-	(779)	26,303
Grove City, OH
Roosevelt Commons	889	11,901	-	(334)	12,456
Vancouver, WA
Minnehaha Meadows	1,289	15,426	-	(449)	16,266
Vancouver, WA
Kings Landing	3,901	37,554	65	(1,591)	39,929
Creve Coeur, Missouri
Turtle Creek	3,069	22,133	-	(1,064)	24,138
Fenton, Missouri
Lubbock MOB	1,359	6,173	264	(516)	7,280
Lubbock, TX
Pohlig	1,660	15,571	50	(1,529)	15,752
Richmond, VA
Columbus	4,748	30,192	2,781	(3,980)	33,741
Columbus, OH
The Hamptons	4,226	19,761	-	(2,781)	21,206
Virginia Beach, VA
La Privada Apartments
El Paso, TX	2,520	10,921	-	(1,963)	11,478
Total	$30,928	$253,141	$3,556	$(16,364)	$271,261

Depreciation expense amounted to $9,420 and $7,911, respectively, for the years ended December 31, 2023 and 2022.

F-21

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

The following table presents the Company’s intangible lease assets and liabilities as of December 31, 2023:

Description of Property	Intangible Lease Asset	Amortized Intangible Lease Asset	Lease Commissions	Amortized Lease Commissions	Intangible Lease Liability	Amortized Intangible Lease Liability	Real Estate Tax Abatement	Amortized Real Estate Tax Abatement	Total
The Acropolis	$4,083	$(636)	$181	$(2)	$(110)	$46	$-	$-	$3,562
Beavercreek, OH
Columbia Square	1,466	(558)	118	(8)	(33)	9	-	-	994
Cincinnati, OH
Edison Apartments	294	(294)	-	-	-	-	-	-	-
Gresham, OR
Haverford Place	344	(344)	-	-	-	-	-	-	-
Georgetown, KY
Bentley Apartments	246	(246)	-	-	-	-	3,971	(596)	3,375
Grove City, OH
Roosevelt Commons	81	(81)	-	-	-	-	-	-	-
Vancouver, WA
Minnehaha Meadows	146	(146)	-	-	-	-	-	-	-
Vancouver, WA
Kings Landing	354	(354)	190	(95)	-	-	-	-	95
Creve Coeur, MO
Turtle Creek	305	(305)	-	-	-	-	-	-	-
Fenton, MO
Lubbock MOB	864	(270)	-	-	-	-	-	-	594
Lubbock, TX
Pohlig	242	(242)	-	-	-	-	-	-	-
Richmond, VA
Columbus	4,215	(2,724)	801	(252)	(1,630)	638	-	-	1,048
Columbus, OH
The Hamptons	344	(344)	-	-	-	-	-	-	-
Virginia Beach, VA
La Privada Apartments
El Paso, TX	282	(282)	-	-	-	-	-	-	-
Total	$13,266	$(6,826)	$1,290	$(357)	$(1,773)	$693	$3,971	$(596)	$9,668

F-22

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

The following table presents the Company’s intangible lease assets and liabilities as of December 31, 2022:

Description of Property	Intangible Lease Asset	Amortized Intangible Lease Asset	Lease Commissions	Amortized Lease Commissions	Intangible Lease Liability	Amortized Intangible Lease Liability	Real Estate Tax Abatement	Amortized Real Estate Tax Abatement	Total
Columbia Square	$1,466	$(140)	$-	$-	$(33)	$2	$-	$-	$1,295
Cincinnati, OH
Edison Apartments	294	(294)	-	-	-	-	-	-	-
Gresham, Oregon
Haverford Place	344	(344)	-	-	-	-	-	-	-
Georgetown, Kentucky
Bentley Apartments	246	(246)	-	-	-	-	3,971	(331)	3,640
Grove City, OH
Roosevelt Commons	81	(81)	-	-	-	-	-	-	-
Vancouver, WA
Minnehaha Meadows	146	(146)	-	-	-	-	-	-	-
Vancouver, WA
Kings Landing	354	(354)	189	(57)	-	-	-	-	132
Creve Coeur, Missouri
Turtle Creek	305	(305)	-	-	-	-	-	-	-
Fenton, Missouri
Lubbock MOB	864	(193)	-	-	-	-	-	-	671
Lubbock, TX
Pohlig	242	(242)	-	-	-	-	-	-	-
Richmond, VA
Columbus	4,215	(2,070)	725	(150)	(1,630)	485	-	-	1,575
Columbus, OH
The Hamptons	344	(344)	-	-	-	-	-	-	-
Virginia Beach, VA
La Privada Apartments
El Paso, TX	282	(282)	-	-	-	-	-	-	-
Total	$9,183	$(5,041)	$914	$(207)	$(1,663)	$487	$3,971	$(331)	$7,313

F-23

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

As of both December 31, 2023 and 2022, the amortization period for the intangible lease assets ranges from 3 months to 13.5 years. At December 31, 2023 and 2022, accumulated amortization of intangible lease assets was $6,826 and $5,041, respectively. The unamortized balance of intangible lease assets, at December 31, 2023 and 2022, was $6,440 and $4,142, respectively. At December 31, 2023 and 2022, accumulated amortization of lease commissions was $357 and $207, respectively. The unamortized balance of lease commissions, at December 31, 2023 and 2022, was $933 and $707, respectively. At December 31, 2023 and 2022, accumulated amortization of real estate tax abatement was $596 and $331, respectively. The unamortized balance of real estate tax abatement, at December 31, 2023 and 2022, was $3,375 and $3,640, respectively. For the years ended December 31, 2023 and 2022, the Company recognized amortization expense of $2,200 and $1,961, respectively.

At December 31, 2023 and 2022, accumulated amortization of below-market lease liabilities was $693 and $487, respectively. The unamortized balance of below-market lease liabilities, at December 31, 2023 and 2022, was $1,080 and $1,176, respectively. For the years ended December 31, 2023 and 2022, the Company recorded amortization expense in real estate income of $206 and $155, respectively, in the consolidated statements of operations.

Minimum Future Rents and Amortization of Lease Intangible Assets

The multi-family rental properties owned at December 31, 2023 are principally leased under 12-month operating leases with tenant renewal rights. For office properties, the following table details the future minimum rents and amortization of intangible lease assets and liabilities over the next five years and thereafter:

Year Ending December 31,	Future minimum lease payments	Amortization of intangible lease assets	Amortization of lease commissions	Amortization of intangible lease liabilities	Amortization of real estate tax abatement
2024	$8,875	$2,239	$187	$229	$265
2025	8,000	2,239	173	164	265
2026	6,547	1,338	150	153	265
2027	5,311	181	129	153	265
2028	4,726	181	57	153	265
Thereafter	15,352	262	237	228	2,050
Total	$48,811	$6,440	$933	$1,080	$3,375

F-24

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Note 5 – Marketable Securities

As of December 31, 2023, the Company held one investment in an exchange traded fund and two investments in United States Treasury bills (“U.S. T-bills”) for a total cost of $12,688. The table below summarizes the assets measured at fair value on a recurring basis and their respective position level in the fair value hierarchy:

		Fair value measurements at the reporting date using:
		Quoted prices in active markets for identical assets	Significant observable inputs	Significant unobservable inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Investment in exchange traded fund	$2,387	$2,387	$-	$-
Investments in U.S. T-bills (3 months or less)	10,090	10,090	-	-
Investment in marketable securities	$12,477	$12,477	$-	$-

As of December 31, 2022, the Company held one investment in an exchange traded fund and one investment in U.S. T-bills for a total cost of $17,702. The table below summarizes the assets measured at fair value on a recurring basis and their respective position level in the fair value hierarchy:

		Fair value measurements at the reporting date using:
		Quoted prices in active markets for identical assets	Significant observable inputs	Significant unobservable inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Investment in exchange traded fund	$2,316	$2,316	$-	$-
Investments in U.S. T-bills (3 months or less)	15,189	15,189	-	-
Investment in marketable securities	$17,505	$17,505	$-	$-

The unrealized loss on investment in marketable securities included in the consolidated statements of operations attributable to Level 1 measurements was $14 and $279 for the years ended December 31, 2023 and 2022, respectively.

During 2023, the company purchased eight U.S. T-bills at a cost of $35,447 and six U.S. T-bills matured for gross total proceeds of $25,718, of which $270 is recognized as interest income, reported in the consolidated statements of operations.

On November 14, 2022, the Company purchased one U.S. T-bill at a cost of $15,103 and it matured on February 9, 2023 for gross proceeds of $15,250. For the year ended December 31, 2023, the company reported $147 of interest income related to this U.S. T-bill, reported in the consolidated statements of operations. Also on November 14, 2022, the Company purchased one U.S. T-bill at a cost of $3,490 and it matured on December 13, 2022 for gross proceeds of $3,500. For the year ended December 31, 2022, the Company reported $10 of realized gain on sale of marketable securities, reported in the consolidated statements of operations.

F-25

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Note 6 – Borrowings

Mortgages Payable

The following table details the Mortgages payable, net, balances per the consolidated balance sheets:

December 31, 2023
Mortgages payable, gross	$226,376
Unamortized deferred financing costs	(1,788)
Unamortized discount	(1,626)
Mortgages payable, net	$222,962

December 31, 2022
Mortgages payable, gross	$204,060
Unamortized deferred financing costs	(1,894)
Mortgages payable, net	$202,166

Scheduled principal repayments during the next five years and thereafter are as follows:

Year Ending December 31,
2024	$64,023
2025	928
2026	1,800
2027	17,401
2028	10,346
Thereafter	131,878
Total	$226,376

The Company presents unamortized deferred financing costs as a direct deduction from the carrying amount of the related debt liability.

F-26

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

The details of the mortgages payable as of December 31, 2023 are as follows:

Description of Property	Originated Principal	Loan Originated date	Maturity Date	Interest type		Interest Rate	Amortization Start Date	Principal Balance as of December 31, 2023
The Acropolis	$19,370	(1)	9/1/2045	Fixed		4.63%	(1)	$19,141
Beavercreek, OH
Columbia Square	8,870	8/23/2022	9/1/2029	Fixed		4.95%	8/31/2025	9,150
Cincinnati, OH
Edison Apartments	11,545	3/30/2022	4/1/2032	Fixed		3.58%	4/1/2032	11,545
Gresham, OR
Haverford Place	20,914	2/2/2022	3/1/2032	Fixed		3.24%	4/1/2027	20,914
Georgetown, KY
Bentley Apartments	21,140	10/13/2021	11/1/2031	Fixed		3.43%	12/1/2025	21,140
Grove City, OH
Roosevelt Commons	8,076	9/20/2021	9/30/2028	Fixed		2.68%	9/30/2028	8,076
Vancouver, WA
Minnehaha Meadows	12,065	9/20/2021	10/31/2031	Fixed		2.95%	11/1/2026	12,065
Vancouver, WA
Kings Landing(2)	29,614	7/28/2021	8/6/2024	SOFR+ 315 BPS	(3)	8.64%	-	33,500
Creve Coeur, MO
Turtle Creek	18,900	1/27/2021	2/1/2031	Fixed		3.33%	3/1/2026	18,900
Fenton, MO
Pohlig	10,829	11/19/2020	12/1/2027	Fixed		3.37%	1/1/2024	10,829
Richmond, VA
Lubbock MOB	5,845	6/26/2020	6/15/2027	Fixed		4.15%	7/1/2020	5,472
Lubbock, TX
Columbus(2)	33,636	11/1/2019	11/1/2024	SOFR+ 250 BPS	(4)	7.80%	-	29,724
Columbus, OH
The Hamptons	15,850	10/1/2019	11/6/2029	Fixed		4.03%	-	15,850
Virginia Beach, VA
La Privada Apartments
El Paso, TX	10,070	5/31/2019	6/6/2029	Fixed		4.89%	-	10,070
Total	$226,688	-	-	-		-	-	$226,376

(1)	The Acropolis mortgage payable comprises two notes. The first note, dated August 17, 2020, in the amount of $12,560, was assumed by The Acropolis upon acquisition (the “Original Note”), and the second note, dated June 9, 2023, in the amount of $6,810, was an additional advance to the Original Note (the “Advance Note” and with the Original Note, the “Notes”). The Original Note has a fixed interest rate of 3.750% and is fully amortizing. The Advance Note has a fixed interest rate of 6.375% and is fully amortizing. The Notes are coterminous and are subject to interest rate adjustments on September 1, 2030. The interest rate in the table reflects the blended interest rate of the Notes.

(2)	With the upcoming maturity within the next year, the Company is assessing multiple options and is confident in its ability to extend and/or refinance the existing mortgage prior to maturity.

(3)	Interest on this mortgage payable transitioned away from LIBOR effective June 6, 2023 to 1 Month USD-SOFR CME Term.

(4)	Interest on this mortgage payable transitioned away from LIBOR to SOFR effective November 1, 2023 in connection with the 1-year extension which extended the maturity date to November 1, 2024.

F-27

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

The details of the mortgages payable as of December 31, 2022 are as follows:

Description of Property	Originated Principal	Loan Originated date	Maturity Date	Interest type		Interest Rate	Amortization Start Date	Principal Balance as of December 31, 2022
Columbia Square	$8,870	8/23/2022	9/1/2029	Fixed		4.95%	10/1/2024	$8,923
Cincinnati, OH
Edison Apartments	11,545	3/30/2022	4/1/2032	Fixed		3.58%	-	11,545
Gresham, OR
Haverford Place	20,914	2/2/2022	3/1/2032	Fixed		3.24%	4/1/2027	20,914
Georgetown, KY
Bentley Apartments	21,140	10/13/2021	11/1/2031	Fixed		3.43%	12/1/2025	21,140
Grove City, OH
Roosevelt Commons	8,076	9/20/2021	9/30/2028	Fixed		2.68%	-	8,076
Vancouver, WA
Minnehaha Meadows	12,065	9/20/2021	10/31/2031	Fixed		2.95%	11/1/2026	12,065
Vancouver, WA
Kings Landing	29,614	7/28/2021	8/6/2024	LIBOR+ 315 BPS	(1)	5.15%	-	30,443
Creve Coeur, MO
Turtle Creek	18,900	1/27/2021	2/1/2031	Fixed		3.33%	3/1/2026	18,900
Fenton, MO
Pohlig	10,829	11/19/2020	12/1/2027	Fixed		3.37%	1/1/2024	10,829
Richmond, VA
Lubbock MOB	5,845	6/26/2020	6/15/2027	Fixed		4.15%	7/1/2020	5,581
Lubbock, TX
Columbus	33,636	11/1/2019	11/1/2023	LIBOR+ 215 BPS	(2)	6.27%	-	29,724
Columbus, OH
The Hamptons	15,850	10/1/2019	11/6/2029	Fixed		4.03%	-	15,850
Virginia Beach, VA
La Privada Apartments
El Paso, TX	10,070	5/31/2019	6/6/2029	Fixed		4.89%	-	10,070
Total	$207,354	-	-	-		-	-	$204,060

(1)	Interest on this mortgage payable transitioned away from LIBOR effective June 6, 2023 to 1 Month USD-SOFR Term.

(2)	Interest on this mortgage payable is expected to transition away from LIBOR to SOFR in connection with an anticipated extension of the maturity date of the mortgage payable.

F-28

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Note 7 – Business Combinations and Asset Acquisitions

RICORE Acropolis, LLC

On June 9, 2023, the Company acquired a 74.2% equity interest in The Acropolis, a special purpose entity (“SPE”) formed to acquire, renovate, own and operate The Acropolis, an office located in Beavercreek, Ohio.

GAAP defines the acquiror in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquiror achieves control. The Acropolis is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for The Acropolis and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

June 9, 2023
Consideration
Cash (including transaction costs of $762 and debt proceeds of $19,370)	$27,011
Fair value of total consideration transferred	$27,011

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$1,887
Buildings, site improvements and tenant improvements	21,151
Intangible lease asset	4,084
Intangible lease liability	(111)
Total identifiable net assets	$27,011

RICORE Columbia Square, LLC

On August 23, 2022, the Company acquired a 83.3% equity interest in Columbia Square, a SPE formed to acquire, renovate, own and operate Columbia Square Office and Retail, a mixed-use asset located in Cincinnati, Ohio.

GAAP defines the acquiror in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquiror achieves control. Columbia Square is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for Columbia Square and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

F-29

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

August 23, 2022
Consideration
Cash (including transaction costs of $412 and debt proceeds of $8,870)	$13,271
Fair value of total consideration transferred	$13,271

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$1,331
Buildings, site improvements and tenant improvements	10,503
Intangible lease asset	1,433
Escrow, deposits and other assets	4
Total identifiable net assets	$13,271

RM Edison, LLC

On March 30, 2022, the Company acquired a 57.9% equity interest in Edison Apartments, a SPE formed to acquire, renovate, own and operate Edison Apartments, an apartment community located in Gresham, Oregon.

GAAP defines the acquiror in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquiror achieves control. Edison Apartments is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for Edison Apartments and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

March 30, 2022
Consideration
Cash (including transaction costs of $494 and debt proceeds of $11,545)	$20,056
Fair value of total consideration transferred	$20,056

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$1,622
Buildings, site improvements and furniture and equipment	18,079
Intangible lease asset	294
Escrow, deposits and other assets	61
Total identifiable net assets	$20,056

F-30

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

RM Haverford Place, LLC

On February 2, 2022, the Company acquired a 62.3% equity interest in Haverford Place, a SPE formed to acquire, renovate, own and operate Haverford Place, an apartment community located in Georgetown, Kentucky.

GAAP defines the acquiror in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquiror achieves control. Haverford Place is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for Haverford Place and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

February 2, 2022
Consideration
Cash (including transaction costs of $781 and debt proceeds of $20,914)	$31,853
Fair value of total consideration transferred	$31,853

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$2,749
Buildings, site improvements and furniture and equipment	28,737
Intangible lease asset	344
Escrow, deposits and other assets	23
Total identifiable net assets	$31,853

F-31

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Note 8 – Related Party Arrangements

From time to time, unaffiliated and affiliated third parties will pay our Manager or an affiliate of our Manager one or more of the fees set forth below in connection with the investment and management of our equity investments. A portion of some of these fees are paid to personnel affiliated with our Manager or its affiliates, including officers of our Manager, Jilliene Helman and Eric Levy. Additionally, affiliates of our Manager and other personnel affiliated with our Manager, including Ms. Helman, may co-invest directly in an investment opportunity. These affiliates may be entitled to certain rights, fees and other incentives in connection with such co-investments. As a result of the above, the judgement of such affiliates by may be influenced by their interests in such equity investments and co-investments, which interests may diverge from, and cause these affiliates to take actions contrary to, our best interests. The following fees are not paid directly by us, and we will not be entitled to these fees. There are instances in which we are the sole member and have control of a third-party entity in which we invest and which will pay the following fees. In addition, the following fees reduce the amount of funds that are invested in the underlying real estate and/or the amount of funds available to pay distributions to us, thereby reducing our returns in that particular investment.

The actual amounts of the following fees are dependent on, among other things, total invested equity, real estate transaction sizes, financing amounts, property income and performance, and distributable cash. We cannot determine these specific amounts at the present time.

●	Buyer’s Real Estate Brokerage Fee / Real Estate Due Diligence Fee / Real Estate Acquisition Fee – fee paid to our Manager or an affiliate of our Manager in an amount up to 3.0% of the total contract purchase price of the property.

●	Financing Coordination Fee and Credit Guarantee Fee – fee paid to an affiliate of or personnel affiliated with our Manager in an amount up to 1.0% of the financing amount in the event that an affiliate or officer of our Manager provides services in connection with arranging the debt or provides a credit guarantee in connection with the financing.

●	Property-Level Asset Management Fee – fee paid to our Manager or an affiliate of our Manager in an amount equal to an annualized 1.5% of Effective Gross Income (as defined below) that will be paid monthly to the Manager for asset management services related to certain transactions. Effective Gross Income means a property’s potential gross rental income plus other income less vacancy and credit costs for any applicable period.

●

Seller’s Real Estate Brokerage Fee / Real Estate Disposition Fee – fee paid to our Manager or an affiliate of our Manager in an amount up to 2.0% of the contract sales price of a property in the event that an affiliate of our Manager or our Manager provides disposition services for the property.

●	Promoted Interest – interest paid to our Manager or an affiliate of our Manager in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid a (8.0% or higher) cumulative, non-compounded preferred return.

●	Construction Management/Capital Expenditure Management Fee – fee paid to our Manager or an affiliate of our Manager in an amount up to 5% of the aggregate expenditures in connection with services related to capital improvements.

From time to time, unaffiliated third parties will pay to an affiliate of our Manager, including, without limitation, Realty Mogul Commercial Capital, Co. (“RMCC”) or RM Communities, LLC (“RM Communities”) (each of RMCC and RM Communities is referred to herein as an “RM Originator”), one or more of the fees set forth below in connection with the origination, investment and management of real estate loans or preferred equity investments. The following fees are not paid directly by us, and we will not be entitled to these fees. In addition, the following fees reduce the amount of funds that are invested in the underlying real estate loans and preferred equity investments and/or the amount of funds available to pay distributions to us, thereby reducing our returns in that particular investment. The actual amount of the following fees are dependent on, among other things, the total loan or private equity transaction size, closing costs, financing amounts, and interest rates and payments. We cannot determine these specific amounts at the present time.

F-32

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

●	Origination Fee – fee paid to an affiliate of the Manager in an amount up to 3.0% of the financing amount.

●	Underwriting Fee – fee paid to an affiliate of the Manager in an amount up to 1.0% of the financing amount.

●	Extension Fee – fee paid to an affiliate of the Manager in an amount up to 1.0% of the financing amount per loan extension.

●	Modification Fee – fee paid to an affiliate of the Manager in an amount up to 1.0% of the financing amount per loan modification.

●	Default Interest – interest paid to an affiliate of the Manager as defined under the particular loan agreement.

●	Prepayment Penalties – amount paid to an affiliate of the Manager where each prepayment penalty is based on the amount of interest that would have accrued on the principal amount of the loan or preferred equity investment at the time of prepayment during the period commencing on the prepayment date and ending on the prepayment penalty period end date.

●	Exit Fee – fee paid to an affiliate of the Manager in an amount (i) up to 1.0% upon payoff or (ii) calculated as a percentage of the financing amount or outstanding loan balance per extension.

●	Reimbursement of Closing Costs – expenses reimbursed in connection with closing of a loan or preferred equity investment.

RM Adviser, LLC, Manager

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on behalf of the Company.

The Manager and certain affiliates of the Manager receive fees and compensation in connection with the Company’s public offering, and the acquisition and management of the Company’s real estate investments. For certain investments, the Manager is also entitled to receive a promoted interest in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid an agreed upon (8.0% or higher) cumulative, non-compounded preferred return. A portion of these fees may be paid to personnel affiliated with our Manager, including officers of our Manager, Jilliene Helman and Eric Levy. These fees will be paid by the particular SPE and not by us, and we will not be entitled to these fees. Although the SPE pays these fees, there are instances in which we are the sole member, and have control, of the SPE in connection with an investment in an equity asset.

For the year ended December 31, 2023, $27 and $14, respectively, was paid to the Manager for property-level asset management services related to La Privada Apartments and The Hamptons Apartments. For the year ended December 31, 2022, $27 and $15, respectively, was paid to the Manager for property-level asset management services related to La Privada Apartments and The Hamptons Apartments.

The Manager will be reimbursed for organization and offering expenses incurred in conjunction with the Second Follow-on Offering. The Company will reimburse the Manager for third-party organization and offering costs it incurs on our behalf. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs. Expense reimbursements payable to the Manager also may include expenses incurred by the Sponsor in the performance of services pursuant to a shared services agreement between the Manager and the Sponsor, including any increases in insurance attributable to the management or operation of the Company.

F-33

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

As of December 31, 2023 and 2022, the Company owed its Manager $40 and $19, respectively, in deferred offering costs. As of December 31, 2023 and 2022, $3,663 and $3,353, respectively, in offering costs were amortized against members’ equity, which represents the ratable portion of proceeds raised to date to the total amount of proceeds expected to be raised from the Offerings. During the year ended December 31, 2023, $114 of deferred offering costs were repaid to the Manager.

The Company pays the Manager a monthly asset management fee equal to an annualized rate of 1.0% of total equity value, payable in arrears. For purposes of this fee, total equity value equals (a) our then-current NAV per share, multiplied by (b) the number of our common shares then outstanding. During the years ended December 31, 2023 and 2022, $1,208 and $1,150, respectively, of asset management fees were charged by the Manager. As of December 31, 2023 and 2022, $98 and $82, respectively, of asset management fees remained payable.

For the year ended December 31, 2023, $278 was paid to the Manager in connection with the acquisition of The Acropolis in 2023.

For the year ended December 31, 2022, $127 was paid to the Manager in connection with the acquisition of Columbia Square in 2022.

Realty Mogul Commercial Capital, Co.

The Company pays RMCC, an RM Originator, a servicing fee of 0.5% of the principal balance plus accrued interest of each loan or preferred equity investment and any applicable additional amounts associated with such investment for the servicing and administration of certain loans and investments held by us. An RM Originator may decide to enter into a servicing agreement with an unaffiliated third party to service and administer the loans and preferred equity investments held by us, and pay for any expenses incurred in connection with standard subservicing thereunder out of the servicing fee paid to it by us. The servicing agreement will define the terms of the servicing arrangement as well as the amount of the servicing fee that is paid by the RM Originator to the unaffiliated third party. The servicing fee is calculated as an annual percentage of the principal balance of the debt or preferred equity investment plus accrued interest and any applicable additional amounts associated with such investment, and is deducted at the time that payments on the asset are made. The fee is deducted in proportion to the split between accrued and current payments. Servicing fees payable by us may be waived at the RM Originator’s sole discretion. During the years ended December 31, 2023 and 2022, $17 and $23, respectively, was charged by an RM Originator. As of December 31, 2023 and 2022, $1 and $1, respectively, remained payable and are included in accounts payable and accrued expenses on the corresponding consolidated balance sheets.

The Company also pays an RM Originator a special servicing fee for any non-performing asset at an annualized rate of 1.0% of the original principal balance of a non-performing debt or preferred equity investment serviced by such RM Originator and any additional amounts associated with such investment. Whether an investment is deemed to be non-performing is in the sole discretion of our Manager. As of December 31, 2023 and 2022, there were no special servicing fees paid to an RM Originator.

The Company may pay a prepayment penalty to an RM Originator, which is based on the amount of interest that would have accrued on the principal amount of the loan or preferred equity investment at the time of prepayment during the period commencing on the prepayment date and ending on the prepayment penalty period end date. For the year ended December 31, 2022, a prepayment penalty in the amount of $452 was paid RMCC in connection with the early redemption of a preferred equity investment related to the acquisition of a multifamily apartment building in Plano, Texas.

F-34

RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

RM Communities, LLC

RM Communities is a subsidiary of Realty Mogul, Co. For the year ended December 31, 2022, acquisition fees in the amount of $1,011 were paid to RM Communities in connection with the acquisitions of Haverford Place and Edison Apartments.

For the year ended December 31, 2023, $207 was paid to RM Communities for property-level asset management services related to Turtle Creek, Kings Landing, Roosevelt Commons, Minnehaha Meadows, Bentley Apartments, Haverford Place and Edison Apartments. For the year ended December 31, 2022, $188 was paid to RM Communities for property-level asset management services related to Turtle Creek, Kings Landing, Roosevelt Commons, Minnehaha Meadows, Bentley Apartments, Haverford Place and Edison Apartments.

For the year ended December 31, 2023, $49 was paid to a subsidiary of RM Communities for promote interest related to Turtle Creek and Minnehaha Meadows, of which $37 was paid to RM Communities, $2 was paid to Eric Levy, and $10 was paid to Jilliene Helman. For the year ended December 31, 2022, $104 was paid to a subsidiary of RM Communities for promote interest related to Edison Apartments and Minnehaha Meadows, of which $68 was paid to RM Communities, $5 was paid to Eric Levy and $21 was paid to Jilliene Helman.

Realty Mogul, Co. and Affiliates

If the Company has insufficient funds to acquire all or a portion of a loan or other investment, then it may obtain a related party loan from an RM Originator or one of its affiliates on commercially reasonable terms. Our second amended and restated limited liability company agreement, as amended, authorizes us to enter into related party loans. Related party loans that, in the aggregate, do not exceed $20,000 and do not carry an interest rate that exceeds the then current applicable prime rate with respect to such loans, can be entered into without the approval of our independent representative. All other related party loans would require prior approval from our independent representative. However, neither Realty Mogul, Co. nor its affiliates are obligated to make a related party loan to the Company at any time.

In 2019, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 24.2% interest in Columbus. The entity’s equity investment in Columbus Office Portfolio was $3,000 as of December 31, 2023 and 2022.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 27.7% interest in Turtle Creek. The individual investors’ equity investment in Turtle Creek was $2,300 as of December 31, 2023 and 2022.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 34.7% interest in Kings Landing. The individual investors’ equity investment in Kings Landing was $4,250 as of December 31, 2023 and 2022.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 37.4% interest in Roosevelt Commons. The individual investors’ equity investment in Roosevelt Commons was $1,916 as of December 31, 2023 and 2022.

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RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 35.1% interest in Minnehaha Meadows. The individual investors’ equity investment in Minnehaha Meadows was $1,820 as of December 31, 2023 and 2022.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 28.3% interest in Bentley Apartments. The individual investors’ equity investment in Bentley Apartments was $3,150 as of December 31, 2023 and 2022.

In 2022, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 37.7% interest in Haverford Place. The individual investors’ equity investment in Haverford Place was $5,450 as of December 31, 2023 and 2022.

In 2022, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 42.1% interest in Edison Apartments. The individual investors’ equity investment in Edison Apartments was $4,000 as of December 31, 2023 and 2022.

Joint Venture Partners and Affiliates of Joint Venture Partners

For the years ended December 31, 2023 and 2022, the Company incurred an aggregate of $1,032 and $823, respectively, to its joint venture partners and affiliates of its joint venture partners of its consolidated joint ventures for management, acquisition and guaranty fees, of which $124 and $107, respectively, are included in asset management fees and $908 and $716, respectively, are included in real estate expenses on the consolidated statements of operations. The aforementioned fees exclude fees earned by RealtyMogul, Co. and affiliates, including RM Adviser, RM Communities, RM Sponsor, LLC, RMCC and others.

RM Sponsor, LLC, Shareholder and Sponsor

RM Sponsor, LLC is a shareholder of the Company and held 313 and 295 common shares, respectively, as of December 31, 2023 and 2022.

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RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Executive Officers of our Manager

As of the date of the filing of this Annual report, the executive officers of our Manager and their positions and offices are as follows:

Name	Age	Position
Jilliene Helman	37	Chief Executive Officer
Eric Levy	37	Vice President, Portfolio Manager
Tara Horne	38	Chief Compliance Officer
Kevin Moclair	51	Chief Accounting Officer

Jilliene Helman has served as Chief Executive Officer of our Manager since its inception in March 2016 and served as its Chief Financial Officer from October 2018 to February 2022. Ms. Helman has served as the Chief Executive Officer and a director of Realty Mogul, Co. since May 2012.

Eric Levy has served as Vice President, Portfolio Manager of our Manager since January 2019. Mr. Levy has served as a Vice President, Asset Management of Realty Mogul, Co. since October 2017.

Tara Horne has served as Chief Compliance Officer of our Manager since June 2023.

Kevin Moclair has served as Chief Accounting Officer of our Manager since February 2022.

Note 9 – Stock Award

For both years ended December 31, 2023 and 2022, the Company issued 1,000 common shares each to Mr. Levy, Ms. Helman and our independent representative. Compensation expense in the amount of $32 was recorded in both 2023 and 2022, based on the offering price at the time of issuance of $10.73 and $10.77 per share, respectively, which approximates fair value.

Note 10 – Economic Dependency

Under various agreements, the Company has engaged or will engage RM Adviser and its affiliates to provide certain services that are essential to the Company, including asset management services, asset acquisition and disposition decisions, the sale of the Company’s common shares available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon RM Adviser and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Note 11 – Commitments and Contingencies

Legal Proceedings

As of December 31, 2023, we are not currently named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that we currently assess as being significant.

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RealtyMogul Income REIT, LLC

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Note 12 - Subsequent Events

Events that occur after the consolidated balance sheets date, but before the consolidated financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheets date are recognized in the accompanying consolidated financial statements. Subsequent events which provide evidence about conditions that existed after the consolidated balance sheets date require disclosure in the accompanying notes. Management has evaluated the activity of the Company through April 26, 2024, the date the consolidated financial statements were issued, and noted no events that provided evidence of conditions that existed on the balance sheets date that were not properly recorded or required disclosure, except as noted below.

Investment

On March 5, 2024, the Company acquired a $4,500 joint-venture limited partnership equity investment in a special purpose entity that owns 223 E Town Apartments, an 84-unit, Class A apartment community in Columbus, Ohio. In connection with the investment, the special purpose entity assumed a loan from an unaffiliated lender in the amount of $14,089, which has a fixed interest rate of 4.93%, five-year remaining term, and will begin amortizing in April 2024. In addition, individual investors invested approximately $2,305 in connection with this transaction through a private placement offering sponsored by RM Communities 223 E Town GP, LLC, an affiliate of our Manager and a subsidiary of RM Communities. RM Communities 223 E Town GP and RM Communities will be entitled to certain rights and fees in connection with the private placement offering.

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Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description
2.1	Amended and Restated Certificate of Formation (incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A, filed on July 19, 2016)
2.2	Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A/A, filed on August 5, 2016)
2.3	First Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.3 to the Company’s Offering Statement on Form 1-A/A, filed on January 18, 2019)
2.4	Second Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.4 to the Company’s Offering Statement on Form 1-A POS, filed on December 20, 2019)
2.5	Third Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.5 to the Company’s Offering Statement on Form 1-A POS, filed on June 19, 2020)
2.6	Fourth Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.6 to the Company’s Offering Statement on Form 1-A POS, filed on June 17, 2021)
2.7	Fifth Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.7 to the Company’s Offering Statement on Form 1-A, filed on May 6, 2022)
2.8	Form of Sixth Amendment to the Second Amended and Restated Limited Liability Company Agreement of RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 2.8 to the Company’s Offering Statement on Form 1-A POS, filed on April 9, 2024)
4.1	Subscription Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Offering Statement on Form 1-A POS, filed on April 9, 2024)
4.2	Distribution Reinvestment Plan (incorporated by reference to Exhibit 4.2 to the Company’s Offering Statement on Form 1-A POS, filed on December 22, 2016)
6.1	Loan Servicing Agreement between RealtyMogul Income REIT, LLC and Realty Mogul, Co. (incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A, filed on July 19, 2016)
6.2	Amended and Restated Loan Servicing Agreement between RealtyMogul Income REIT, LLC and Realty Mogul Commercial Capital, Co. (incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A POS, filed on December 20, 2019)
6.3	License Agreement between RealtyMogul Income REIT, LLC and Realty Mogul, Co. (incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A, filed on July 19, 2016)
6.4	Shared Services Agreement between RM Adviser, LLC and Realty Mogul, Co. (incorporated by reference to Exhibit 6.4 to the Company’s Offering Statement on Form 1-A, filed on July 19, 2016)
6.5	Form of Master Technology and Services Agreement among RM Technologies, LLC, RM Sponsor, LLC and RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 6.5 to the Company’s Offering Statement on Form 1-A POS, filed on April 9, 2024)
6.6	Master Loan Purchase Agreement between Realty Mogul, Co. and Realty Mogul Commercial Capital, Co. and RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 6.6 to the Company’s Offering Statement on Form 1-A/A, filed on August 5, 2016)
6.7	First Amendment to Master Loan Purchase Agreement between Realty Mogul, Co. and Realty Mogul Commercial Capital, Co. and RealtyMogul Income REIT, LLC (incorporated by reference to Exhibit 6.7 to the Company’s Offering Statement on Form 1-A/A, filed on May 6, 2019)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RealtyMogul Income REIT, LLC

By:	RM Adviser, LLC, its Manager

By:	/s/ Kevin Moclair
Name:	Kevin Moclair
Title:	Chief Accounting Officer
Date:	April 26, 2024

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jilliene Helman	Chief Executive Officer of RM Adviser, LLC	April 26, 2024
Jilliene Helman	(Principal Executive Officer)

/s/ Kevin Moclair	Chief Accounting Officer of RM Adviser, LLC	April 26, 2024
Kevin Moclair	(Principal Financial Officer and Principal Accounting Officer)

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